As filed with the Securities and Exchange Commission on June 22, 2022

Registration No. 333-265095

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Columbia Care Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	0100	98-1488978
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

680 Fifth Ave., 24th Floor

New York, New York 10019

(212) 634-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Derek Watson

Chief Financial Officer

Columbia Care LLC

680 Fifth Ave., 24th Floor

New York, New York 10019

(212) 634-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James Guttman

Dorsey & Whitney LLP

TD Canada Trust Tower

Brookfield Place, 161 Bay Street, Suite 4310

Toronto, Ontario

Canada, M5J 2S1

(416) 367-7376

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE 22, 2022

PROSPECTUS

18,755,082 Common Shares

Columbia Care Inc.

This prospectus relates to 18,755,082 Common Shares of Columbia Care Inc., a British Columbia, Canada corporation, that may be sold from time to time by the selling securityholders set forth in this prospectus under the heading “Selling Securityholders ” beginning on page 20 which we refer to as the “Selling Securityholders.”

We will not receive any proceeds from the sale of the securities under this prospectus.

Information regarding the Selling Securityholders, the amounts of Common Shares that may be sold by them and the times and manner in which they may offer and sell the Common Shares under this prospectus is provided under the sections titled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus. We have not been informed by any of the Selling Securityholders that they intend to sell their securities covered by this prospectus and do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

The Selling Securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

Columbia Care Inc.’s common shares are listed on the NEO Exchange Inc. (the “NEO”) under the symbol “CCHW”, on the Canadian Securities Exchange (the “CSE”) under the symbol “CCHW”, and are quoted on the OTCQX Best Market (the “OTCQX”) under the symbol “CCHWF” and on the Frankfurt Stock Exchange under the symbol “3LP”. On June 21, 2022, the last reported sale price of our Common Shares on the CSE was C$1.82 per share.

Investing in our securities involves a high degree of risk. See the section titled “Risk Factors,” which begins on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any securities. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is                 , 2022

FORWARD-LOOKING STATEMENTS

This registration statement includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this registration statement that addresses activities, events or developments that the Company expects or anticipates will or may occur in the future is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. Particular risks and uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include those listed below:

•	the satisfaction of the conditions precedent to the closing of the Arrangement (as defined herein);

•	the receipt of the Key Regulatory Approvals (as defined herein);

•	the impact of the Arrangement (as defined herein), or failure to complete the Arrangement (as defined herein), on the market price of the Common Shares;

•	the closing of the Arrangement (as defined herein);

•	the impact of the Arrangement (as defined herein) on the Company’s current and future operations, financial condition and prospects;

•	the impact of restrictions on the Company during the pending Arrangement (as defined herein);

•	the value of the Cresco Labs Subordinate Voting Shares (as defined herein);

•	the impact of epidemic diseases, such as the recent COVID-19 pandemic;

•	the impact of potential payments to the Company’s shareholders who exercise dissent rights in connection with the Arrangement (as defined herein);

•	the availability of another attractive take-over, merger or business combination;

•	the costs of the Arrangement and potential payment of the Columbia Care Termination Fee (as defined herein);

•

the ability of former Columbia Care shareholders to significantly influence certain corporate actions of Cresco Labs (as defined herein) following the completion of the Arrangement (as defined herein);

•	the ability to successfully integrate with the operations of Cresco Labs (as defined herein) and realize the expected benefits of the Arrangement (as defined herein);

•	integration costs in connection with the Arrangement (as defined herein);

•	the fact that marijuana remains illegal under federal law;

•	the enforcement of cannabis laws, including by U.S. border officials;

•	the renewal of the Rohrabacher-Farr Amendment (as defined herein);

•	the possibility of civil asset forfeiture of the Company’s assets;

•	the application of anti-money laundering laws and regulations to the Company;

•	access to U.S. bankruptcy protections;

•	heightened scrutiny by regulatory authorities;

•	the ability of U.S. residents to settle trades of the Company’s securities;

•	legal, regulatory or political change to the cannabis industry;

•	access to the services of banks;

•	access to public and private capital;

•	unfavorable publicity or consumer perception of the cannabis industry;

•	results of future clinical research;

•	expansion to the adult-use market;

•	the impact of laws, regulations and guidelines;

•	regulation by the Food and Drug Administration (the “FDA”) and the Federal Trade Commission (the “FTC”);

•	the impact of Section 280E of the U.S. Internal Revenue Code of 1986, as amended (the “IRC”);

•	the continuing availability of third-party service providers;

•	the ability of the Company to enforce its contracts;

•	the impact of state laws pertaining to the cannabis industry;

•	the lack of reliable data on the cannabis industry;

•	the effect of conversion and potential future sales of Common Shares on the market prices of the Common Shares;

•	the impact of additional issuances of equity by the Company;

•	the availability of an investor to bring a derivative claim in a judicial forum of its choosing;

•	the quality of cannabis grown by the Company and related agricultural business risks;

•	the impact of climate change;

•	the Company’s reliance on third-party product manufacturers;

•	potential product liability claims;

•	the impact of products recalls;

•	the impact of the Company’s quality control systems;

•	the impact of environmental regulation;

•	the Company’s limited operating history;

•	the Company’s history of negative cash flow from operations;

•	competition, including from new well-capitalized entrants into the medical cannabis industry;

•	rising energy costs;

•	the Company’s reliance on key inputs, suppliers and skilled labor;

•	the difficulty of forecasting the Company’s sales;

•	the ability to protect the Company’s intellectual property, including its patents and trademarks;

•	the potential infringement on intellectual property rights of third parties;

•	competition from synthetic production and technological advances;

•	constraints on marketing products;

•	fraudulent or illegal activity by employees, contractors and consultants;

•	the prohibition of public company ownership of cannabis businesses;

•	potential cyber-attacks and security breaches;

•	the potential application of high bonding requirements;

•	the availability of insurance coverage;

•	the ability to pay dividends;

•	the application of international regulations;

•	the use of customer information and other personal and confidential information;

•	liability for both U.S. and Canadian tax;

•	net operating loss and other tax attribute limitations;

•	the application of withholding tax on dividends;

•	the application of gift, estate and transfer taxes on transfer of the Common Shares;

•	the impact of changes in tax laws;

•	the volatility of the market price of the Common Shares;

•	the impact of further equity financing;

•	potential conflicts of interest between the Company and its directors or officers;

•	the limitation of certain remedies under the laws of British Columbia;

•	the anticipated benefits of the Green Leaf Medical, LLC (“Green Leaf Medical”) acquisition;

•	reliance on management;

•	litigation;

•	the ability to manage growth;

•	the costs of being a public company;

•	the impact of securities industry analyst research reports;

•	future results and financial projections;

•	the impact of global financial conditions and disease outbreaks; and

•	other events or conditions that may occur in the future.

Readers are cautioned that forward-looking information and statements are not based on historical facts but instead are based on assumptions, estimates, analysis and opinions of management of the Company at the time they were provided or made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements. Forward-looking information and statements are not a guarantee of future performance and are based upon estimates and assumptions of management at the date the statements are made including among other things estimates and assumptions about:

•	the impact of epidemic diseases, such as the recent COVID-19 pandemic;

•	contemplated acquisitions being completed on the current terms and current contemplated timeline;

•	the ability to raise sufficient capital to advance the business of the Company and to fund planned operating and capital expenditures and acquisitions;

•	the ability to manage anticipated and unanticipated costs;

•	achieving the anticipated results of the Company’s strategic plans;

•	increasing gross profits, including relative to increases in revenue;

•	the amount of savings, if any, expected from cost-cutting measures and divestitures of non-core assets;

•	favorable equity and debt capital markets;

•	the availability of future funding under the Company’s equity and debt finance facilities;

•	access to and stability in financial and capital markets;

•	the ability to sustain negative operating cash flows until profitability is achieved;

•	the ability to satisfy operational and financial covenants under the Company’s existing debt obligations;

•	favorable operating and economic conditions;

•	political and regulatory stability;

•	obtaining and maintaining all required licenses and permits;

•	receipt of governmental approvals and permits;

•	sustained labor stability;

•	favorable production levels and sustainable costs from the Company’s operations;

•	consistent or increasing pricing of various cannabis products;

•	the ability of the Company to negotiate favorable pricing for the cannabis products supplied to it;

•	the level of demand for cannabis products, including the Company’s and third-party products sold by the Company;

•	the continuing availability of third-party service providers, products and other inputs for the Company’s operations; and

•	the Company’s ability to conduct operations in a safe, efficient and effective manner.

While the Company considers these estimates and assumptions to be reasonable, the estimates and assumptions are inherently subject to significant business, social, economic, political, regulatory, public health, competitive and other risks and uncertainties, contingencies and other factors that could cause actual performance, achievements, actions, events, results or conditions to be materially different from those projected in the forward-looking information and statements. Many estimates and assumptions are based on factors and events that are not within the control of the Company and there is no assurance they will prove to be correct. Risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements include, among others:

•	uncertain and changing U.S. regulatory landscape and enforcement related to cannabis, including political risks;

•

risks and uncertainties related to the recent COVID-19 pandemic and the impact it may have on the global economy and retail sector, particularly the cannabis retail sector in the states in which the Company operates, and on regulation of the Company’s activities in the states in which it operates, particularly if there is any resurgence of the pandemic in the future;

•	the inability to raise necessary or desired funds;

•	the inability to satisfy operational and financial covenants under the Company’s existing debt obligations and other ongoing obligations as they become payable;

•	funds being raised on terms that are not favorable to the Company or to existing shareholders;

•

the inability to consummate any proposed acquisitions and the inability to obtain required regulatory approvals and third-party consents and the satisfaction of other conditions to the consummation of any proposed acquisitions on the proposed terms and schedule;

•	the potential adverse impacts of the announcement or consummation of any proposed acquisitions on relationships, including with regulatory bodies, employees, suppliers, customers and competitors;

•	the diversion of management time on any proposed acquisitions;

•	risks related to future acquisitions or dispositions, resulting in unanticipated liabilities;

•	reliance on the expertise and judgment of senior management of the Company;

•	adverse changes in public opinion and perception of the cannabis industry;

•	risks relating to anti-money laundering laws and regulation;

•	risks of new and changing governmental and environmental regulation;

•	risk of costly litigation (both financially and to the brand and reputation of the Company and relationships with third parties);

•	risks related to contracts with and the inability to satisfy obligations to third-party service providers;

•	risks related to the unenforceability of contracts;

•	risks inherent in an agricultural business, including the impact of climate and pests;

•	risks related to proprietary intellectual property and potential infringement by third parties;

•	risks relating to financing activities including leverage;

•	the inability to effectively manage growth;

•	errors in financial statements and other reports;

•	costs associated with the Company being a publicly-traded company;

•	the dilutive impact of raising additional financing through equity or convertible debt;

•	increasing competition in the industry;

•	increases in energy and other raw material costs;

•	risks associated with cannabis products manufactured for human consumption, including potential product recalls;

•	inputs, suppliers and skilled labor being unavailable or available only at uneconomic costs;

•	breaches of and unauthorized access to the Company’s systems and related cybersecurity risks;

•	constraints on marketing cannabis products;

•	fraudulent activity by employees, contractors and consultants;

•	tax and insurance related risks, including any changes in cannabis or cultivation tax rates;

•	risks related to the economy generally;

•	conflicts of interest of management and directors;

•	failure of management and directors to meet their duties to the Company, including through fraud or breaches of their fiduciary duties;

•	risks relating to certain remedies being limited and the difficulty of enforcement of judgments and effect service outside of Canada;

•	sales by existing shareholders negatively impacting market prices;

•	the limited market for securities of the Company;

•	risks related to the Company’s inability to list its securities on a national securities exchange; and

•	limited research and data relating to cannabis.

Readers are cautioned that the foregoing lists are not exhaustive of all factors, estimates and assumptions that may apply to or impact the Company’s results. Although the Company has attempted to identify important factors that could cause actual results to differ materially from the forward-looking information and statements contained in this this registration statement, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information and statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such information and statements. Accordingly, readers should not place undue reliance on forward- looking information and statements. The forward-looking information and statements contained herein are presented to assist readers in understanding the Company’s expected financial and operating performance and the Company’s plans and objectives and may not be appropriate for other purposes. The forward-looking information and statements contained in this registration statement represents the Company’s views and expectations as of the date of this registration statement unless otherwise indicated. The Company anticipates that subsequent events and developments may cause its views and expectations to change. However, while the Company may elect to update such forward-looking information and statements at a future time, it has no current intention of and assumes no obligation for doing so, except to the extent required by applicable law.

Readers should read this registration statement and the documents that the Company references herein and has filed with the Securities and Exchange Commission at www.sec.gov completely and with the understanding that the Company’s actual future results may be materially different from what it expects.

ABOUT THIS PROSPECTUS

Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or “Columbia Care” refer to Columbia Care Inc., a corporation organized under the laws of British Columbia, Canada, individually, or as the context requires, collectively with its subsidiaries.

In this prospectus, currency amounts are stated in U.S. dollars (“$”), unless specified otherwise. All references to C$, CAD$ and CDN$ are to Canadian dollars.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents that we incorporate by reference. It is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our business and this offering and before making any investment decision, you should read the entire prospectus and the documents incorporated by reference, including the section entitled “Risk Factors” commencing on page 13 of this prospectus and the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

General

Columbia Care Inc.’s common shares are listed on the NEO Exchange Inc. (the “NEO”) under the symbol “CCHW”, on the Canadian Securities Exchange (the “CSE”) under the symbol “CCHW”, and are quoted on the OTCQX Best Market (the “OTCQX”) under the symbol “CCHWF” and on the Frankfurt Stock Exchange under the symbol “3LP”.

The Company’s principal business activity is the production and sale of cannabis as regulated by the regulatory bodies and authorities of the jurisdictions in which it operates.

The Company, through its subsidiaries, currently owns or manages interests in several state-licensed medical and/or adult use marijuana businesses in Arizona, California, Colorado, Delaware, European Union, Florida, Illinois, Maryland, Massachusetts, Missouri, New Jersey, New York, Ohio, Pennsylvania, Puerto Rico, Utah, Virginia, Washington, D.C. and West Virginia.

The following organizational chart describes the organizational structure of the Company as of December 31, 2021. See Exhibit 21.1 to this registration statement for a list of subsidiaries of the Company. All lines represent 100% ownership of outstanding securities of the applicable subsidiary unless otherwise noted in Exhibit 21.1 or in the chart below.

Notes:

1.

As a result of Columbia Care’s acquisition of a 100% ownership interest in Resource Referral Services Inc., PHC Facilities Inc. and Wellness Earth Energy Dispensary, Inc., and a 49.9% ownership interest in Access Bryant SPC (collectively, “Project Cannabis”), Columbia Care owns 100% of PHC Facilities, Inc., Resource Referral Services, Inc., and Wellness Earth Energy Dispensary, Inc. Columbia Care also acquired 49.9% of Access Bryant SPC with an option to purchase 100% of the entity when regulatory conditions permit such.

2.	Beacon Holdings, LLC includes the following licensed subsidiary entities: The Green Solution, LLC, Rocky Mountain Tillage, LLC, and Infuzionz, LLC.

3.

Green Leaf Medical, LLC includes the following licensed subsidiary entities: Green Leaf Medical, LLC (MD), Green Leaf Extracts, LLC (MD), Time for Healing, LLC (MD), Wellness Institute of Maryland, LLC (MD), Green Leaf Medical of Ohio II, LLC (OH), Green Leaf Medicals, LLC (PA), and Green Leaf Medical of Virginia, LLC (VA).

The registered office of the Company is 666 Burrard St., #1700, Vancouver, BC V6C 2X8. The head office is located at 680 Fifth Ave., 24th Floor, New York, New York 10019.

History of the Company

The Company was incorporated under the Business Corporations Act (Ontario) (the “OBCA”) on August 13, 2018 under the name “Canaccord Genuity Growth Corp.” as a special purpose acquisition corporation for the purpose of effecting an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination.

On October 17, 2018, the Company announced that it had entered into a letter of intent with Columbia Care LLC (“Old Columbia Care”) to exclusively negotiate a business combination between the two companies. On November 21, 2018, the Company announced that it had entered into a definitive agreement (the “Transaction Agreement”) with Old Columbia Care pursuant to which, among other things, the Company would acquire all of the membership interests of Old Columbia Care by way of a merger between Old Columbia Care and a newly-formed Delaware subsidiary of the Company (the “Business Combination”). The Business Combination constituted the Company’s qualifying transaction.

The Business Combination was completed on April 26, 2019, at which point Old Columbia Care became a 100% wholly-owned subsidiary of the Company. In connection with the closing of the Business Combination, the Company was continued out of the jurisdiction of Ontario under the OBCA and into the jurisdiction of British Columbia under the Business Corporations Act (British Columbia) (“BCBCA”).

Arrangement Agreement

On March 23, 2022, the Company entered into an arrangement agreement (the “Arrangement Agreement”) with Cresco Labs Inc. (“Cresco”), pursuant to which, Cresco has agreed, subject to the terms and conditions thereof, to acquire all of the issued and outstanding Common Shares and proportionate voting shares (“Proportionate Shares” and together with the Common Shares, the “Columbia Care Shares”) of the Columbia Care, pursuant to a statutory plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”).

Consideration

Subject to the terms and conditions set forth in the Arrangement Agreement and Plan of Arrangement, holders of Columbia Care Shares will receive 0.5579 of a subordinate voting share of Cresco (each a “Cresco Labs Subordinate Voting Share”), subject to adjustment as described below (the “Exchange Ratio”), for each Columbia Care Share (on an as converted to Common Share basis) outstanding immediately prior to the effective time of the Arrangement (the “Effective Time”), with the Proportionate Shares treated on an as if converted basis to Common Shares pursuant to their respective terms; provided, the Exchange Ratio is subject to adjustment in the event that Columbia Care is required to issue shares in satisfaction of an earn-out payment for a prior acquisition, with the potential adjustment in proportion to the additional dilution from such potential issuance relative to Columbia Care’s current fully diluted in-the-money outstanding shares. The Arrangement is intended to qualify as a reorganization for U.S. federal income tax purposes.

At the Effective Time, (i) all Columbia Care equity awards granted under Columbia Care’s equity incentive plan or otherwise that are outstanding immediately prior to the Effective Time will be exchanged for replacement equity awards such that, upon exercise (with respect to options) or vesting (with respect to performance share units or restricted share units), as applicable, the holder will be entitled to receive Cresco Shares, with the number of shares underlying such award and, in the case of options, the exercise price of such award adjusted based on the Exchange Ratio; (ii) each of the warrants to acquire Common Shares issued by Columbia Care that are outstanding immediately prior to the Effective Time will be exercisable, in accordance with the terms of such warrants, for the number of Cresco Shares that the holder of such warrants would have been entitled to receive as a result of the transactions contemplated by the Arrangement if, immediately prior to the Effective Date, such holder had been the registered holder of the number of Common Shares to which such holder would have been entitled if such holder had exercised such holder’s warrants immediately prior to the Effective Time; and (iii) each of the convertible notes issued by Columbia Care that are outstanding immediately prior to the Effective Time will be convertible, in accordance with the terms of such convertible notes, into the number of Cresco Shares that the holder of such convertible notes would have been entitled to receive as a result of the transactions contemplated by the Arrangement if, immediately prior to the Effective Date, such holder had been the registered holder of the number of Common Shares to which such holder would have been entitled if such holder had converted such holder’s convertible notes immediately prior to the Effective Time.

Conditions to the Arrangement

The Arrangement is subject to a number of conditions, including the approval by Columbia Care shareholders holding at least 66 2/3% of the votes cast on the Arrangement resolution by Columbia Care shareholders voting as a single class present in person or represented by proxy and entitled to vote at the Meeting, and if required by applicable law, approval by Columbia Care shareholders holding a simple majority of the votes attached to Columbia Care Shares voting as a single class present in person or represented by proxy and entitled to vote at the Meeting, excluding the votes of those persons whose votes are required to be excluded under Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions. It is a condition to closing in favor of Cresco that holders of less than 5% of the outstanding Columbia Care Shares shall have validly exercised dissent rights with respect to the Arrangement that have not been withdrawn as of the effective date of the Arrangement.

In addition, the Arrangement is subject to approval of the Supreme Court of British Columbia (or any other court with appropriate jurisdiction) at a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement and certain regulatory approvals, including but not limited to the approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Arrangement is also conditioned upon neither a delisting from the Canadian Securities Exchange having occurred nor a cease trade order having been issued by any governmental entity in respect of the Cresco Shares since the date of this Agreement and that remains in effect. The Arrangement Agreement may be terminated by mutual written consent of the Columbia Care and Cresco and by either party in certain circumstances as more particularly set forth in the Arrangement Agreement.

Certain Other Terms of the Arrangement Agreement

The Arrangement Agreement includes customary representations, warranties and covenants of Cresco and Columbia Care and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of its business during the interim period between execution of the Arrangement Agreement and the Effective Time.

The Arrangement Agreement provides for customary non-solicitation covenants, subject to the right of the board of directors of Columbia Care (the “Board”) to consider and accept a superior proposal (as defined in the Arrangement Agreement), and the right of Cresco to match any such proposal within five business days. The Arrangement Agreement also provides for the payment by Columbia Care to Cresco of a $65.0 million termination fee if the Arrangement Agreement is terminated in certain specified circumstances, including, among other things, in the event of (i) a Change in Recommendation, whereby the Board’s recommendations or determinations with respect to the Arrangement are modified in a manner adverse to Cresco; (ii) Columbia Care, in accordance with certain procedures set forth in the Arrangement Agreement, accepts, recommends, approves or enters into an agreement to implement a Superior Proposal; or (iii) the Arrangement Agreement is terminated in certain circumstances, including in the event the resolution approving the Arrangement is not approved by Company Shareholders, the Arrangement is not consummated on or prior to March 22, 2023 (subject to modification by the parties and extension in certain circumstances), or in the event Columbia Care breaches any representation or warranty or fails to perform any covenant or agreement that causes the closing conditions related to Columbia Care’s representations and warranties and covenants not to be satisfied, and such breach or failure is incapable of being cured on or prior to the March 22, 2023 or is not cured and Cresco is not then in breach of the Arrangement Agreement so as to directly or indirectly cause any closing condition related to Cresco’s representations and warranties and covenants not to be satisfied, and if (x) prior to the date of termination an acquisition proposal meeting certain requirements has been publicly announced or otherwise communicated to Columbia Care, and (y) within 12 months of the date of such termination the acquisition proposal transaction is completed or Columbia Care has entered into a definitive agreement with respect to such transaction and such transaction is later consummated or effected (whether or not within such 12 month period).

Voting Support Agreements and Lock-up Agreements

Pursuant to certain voting support agreements (the “Voting Support Agreements”), certain Columbia Care shareholders holding an aggregate of more than 20% of the voting power of the issued and outstanding Columbia Care Shares as of March 23, 2022 have entered into Voting Support Agreements with Cresco, pursuant to which they have agreed to vote in favor of the Arrangement at the Meeting. The Voting Support Agreements terminate in certain circumstances, including upon the termination of the Arrangement Agreement in accordance with its terms. Under the Arrangement Agreement, Columbia Care has agreed to hold the Meeting as soon as reasonably practicable and, in any event, on or before June 15, 2022 (or such later date as may be agreed to by Columbia Care and Cresco in writing). In addition, pursuant to certain lock-up agreements (the “Lock-up Agreements”), certain Columbia Care shareholders holding an aggregate of more than 20% of issued and outstanding Columbia Care Shares (on an as converted to Common Share basis) as of March 23, 2022 agreed to restrict the sale or other transfer of 90% of the Cresco Shares to be received by such Company Care shareholders pursuant to the Arrangement. The Lock-up Agreements provide for the release of the restrictions on the sale or other transfer of such Cresco Shares in four equal installments on the date that is (i) 60 days following the Effective Date; (ii) 120 days following the Effective Date; (iii) 180 days following the Effective Date; and (iv) 240 days following the Effective Date.

General Development of the Business

Columbia Care has grown primarily by submitting responses to state-issued requests for proposals and obtaining cannabis licenses pursuant to such processes throughout the United States, where such activity is legal at the state-level. In 2020 and 2021, Columbia Care also grew significantly from acquiring other leading cannabis operations. The Company also provides management services to licensed entities. As of June 1, 2022, Columbia Care holds, directly or indirectly, 116 licenses with 131 discrete facilities that are operational or in development.

2013-2022 Growth

	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022(1)
Employees	10	19	59	219	279	418	697	1775	2,586	2,521
Facilities	6	10	18	21	25	54	70	107	132	131
Jurisdictions	3	4	7	10	11	15	16	16	18	18

Notes:

(1)	As of June 1, 2022

Excluding industrial hemp products, Columbia Care’s cannabis license portfolio allows for an aggregate of approximately 2.039 million square feet of cultivation and manufacturing space within its currently leased or owned facilities and the potential to produce over 150,000 kilograms of dry flower annually, based on an assumed 65 grams per square foot of cultivation space and 5.2 harvests per year.

As a vertically-integrated company in the cannabis sector, where there may be material relationships or transactions that involve conflicts of interest, whether actual or perceived, Columbia Care will disclose any commissions, incentives, or other fees earned by Columbia Care, its pharmacists or other consultants. Columbia Care will also disclose risks associated with conflicts of interest, including but not limited to situations where Columbia Care, its clinics, pharmacists, or other consultants are paid a commission or education grant from a licensed producer or dispensary that is, or is related to, Columbia Care. Columbia Care does not currently have any material relationships or transactions that involve conflicts of interest, whether actual or perceived.

THE OFFERING

Common Shares Offered:	18,755,082

Outstanding Common Shares:	384,943,683

Use of Proceeds:	We are not selling any securities under this prospectus and we will not receive any proceeds from any sale of securities by the Selling Securityholders.

NEO Symbol for Common Shares:	CCHW

CSE Symbol for Common Shares:	CCHW

OTCQX Symbol for Common Shares:	CCHWF

RISK FACTORS

Investing in shares of our Common Shares involves a number of risks. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into this prospectus, including those in our most recent Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 15, 2022 (the “Definitive Proxy Statement”), and this prospectus before deciding to invest in our Common Shares. These risk factors, and others that are not presently known to us or that we currently believe are immaterial, may cause our operating results to vary from anticipated results or may materially and adversely affect our business and financial condition. If any of the unfavorable events or circumstances described in the risk factors actually occurs, our business and results of operations could be significantly affected, the trading price of our Common Shares could decline and you could lose all or part of your investment.

Risks Related to the Arrangement

There can be no assurance that all of the conditions precedent to closing of the Arrangement will be satisfied.

The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside of Columbia Care’s control, including receipt of the final order of the Supreme Court of British Columbia approving the Arrangement, receipt of Columbia Care shareholder approval and receipt of any necessary regulatory approvals (the “Key Regulatory Approvals”).

In addition, the completion of the Arrangement by Columbia Care and Cresco Labs is conditional on, among other things, no material adverse effect having occurred or having been disclosed to the public (if previously undisclosed to the public) in respect of the other Party.

There can be no certainty, nor can Columbia Care and Cresco Labs provide any assurance, that all conditions precedent to the Arrangement will be satisfied or waived, or, if satisfied or waived, when they will be satisfied or waived and, accordingly, the Arrangement may not be completed. If the Arrangement is not completed, the market price of the Common Shares may be adversely affected.

The Key Regulatory Approvals may not be obtained or, if obtained, may not be obtained on a favorable basis.

To complete the Arrangement, each of Columbia Care and Cresco Labs must make certain filings with and obtain certain consents and approvals from various governmental and regulatory authorities, including certain state cannabis regulators.. The Key Regulatory Approvals have not yet been obtained and in some cases will be dependent on the successful divestiture of certain of Columbia Care’s and Cresco’s assets (the “Divestitures”). The regulatory approval processes and the Divestitures may take a lengthy period of time to complete, which could delay completion of the Arrangement. If obtained, the Key Regulatory Approvals may be conditioned, with the conditions imposed by the applicable governmental entity not being acceptable to either Columbia Care or Cresco Labs, or, if acceptable, not being on terms that are favorable to the resulting combined company (the “Combined Company”). There can be no assurance as to the outcome of the regulatory approval processes, including the undertakings and conditions that may be required for approval or whether the Key Regulatory Approvals will be obtained. If not obtained, or if obtained on terms that are not satisfactory to either Columbia Care or Cresco Labs, the Arrangement may not be completed.

Columbia Care and Cresco may not be able to complete the Divestitures, or if completed, may not be completed on a favorable basis.

Obtaining the Key Regulatory Approvals will, in some cases, be dependent on the completion of the Divestitures. There can be no assurance that Columbia Care and Cresco will be able to complete the Divestitures on terms acceptable to Columbia Care and/or Cresco or at all. If all of the Divestitures are not completed and the conditions to the completion of the Arrangement are not waived or satisfied, the Arrangement may not be consummated and any Divestiture that may have been completed in connection with the Arrangement could have an adverse affect on the businesses of Columbia Care and Cresco.

If the Arrangement is not approved by the Columbia Care shareholders, or the Arrangement is otherwise not completed, then the market price for the Columbia Care common shares may decline.

If the Arrangement is not approved by the Columbia Care shareholders, or if, for any reason, the Arrangement is not completed or its completion is materially delayed and/or the Arrangement Agreement is terminated, then the market price of the Columbia Care common shares may decline to the extent that the current market price of the Columbia Care common shares reflects an assumption by the market that the Arrangement will be completed. Depending on the reasons for terminating the Arrangement Agreement, Columbia Care’s business, financial condition or results of operations could also be subject to various material adverse consequences, including as a result of paying the termination fee of $65 million (the “Columbia Care Termination Fee”). If the Arrangement is not approved and the Columbia Care Board decides to seek another merger or arrangement, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the value of the Cresco Shares to be transferred pursuant to the Arrangement.

There can be no assurance that the Arrangement Agreement will not be terminated by Columbia Care or Cresco Labs in certain circumstances.

Each of Columbia Care and Cresco Labs has the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Arrangement Agreement. Accordingly, there can be no certainty, nor can Columbia Care provide any assurance that the Arrangement Agreement will not be terminated by either of Columbia Care or Cresco Labs prior to the completion of the Arrangement. The Arrangement Agreement also contemplates the payment of the Columbia Care Termination Fee if the Arrangement Agreement is terminated in certain circumstances. Additionally, any termination will result in the failure to realize the expected benefits of the Arrangement in respect of the operations and business of Columbia Care and Cresco Labs.

The Columbia Care Termination Fee may discourage other parties from attempting to acquire Columbia Care or Cresco Labs.

Under the Arrangement Agreement, in the event the Arrangement Agreement is terminated in connection with entry into a superior proposal, Columbia Care may be required to pay the Termination Fee. The Columbia Care Termination Fee may discourage other parties from attempting to acquire Common Shares or otherwise make any acquisition proposal to Columbia Care, even if those parties would otherwise be willing to offer greater value to Columbia Care shareholders than that offered by Cresco Labs under the Arrangement.

The uncertainty surrounding the Arrangement could negatively impact Columbia Care’s current and future operations, financial condition and prospects.

As the Arrangement is dependent upon receipt of, among other things, the Key Regulatory Approvals and satisfaction of certain other conditions, its completion is uncertain. If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of Columbia Care’s resources to the completion thereof could have a negative impact on its relationships with its stakeholders and could negatively impact current and future operations, financial condition and prospects of Columbia Care.

In addition, Columbia Care has, and will continue to, incur significant transaction expenses in connection with the Arrangement, regardless of whether the Arrangement is completed.

Restrictions during the pending Arrangement that prevent Columbia Care from pursuing business opportunities could have an adverse effect on Columbia Care.

Each of Columbia Care and Cresco Labs is subject to customary non-solicitation provisions under the Arrangement Agreement, pursuant to which, the Parties are restricted from soliciting, initiating or knowingly encouraging any acquisition proposal, among other things. The Arrangement Agreement also restricts them from taking specified actions until the Arrangement is completed without the consent of the other Party. These restrictions may prevent Columbia Care or Cresco Labs from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of Columbia Care.

There can be no assurance that the value of the Cresco Labs Subordinate Voting Shares received by Columbia Care shareholders will equal or exceed the value of the Common Shares prior to the Effective Date.

The Exchange Ratio will not increase or decrease due to fluctuations in the market price of the Common Shares or Cresco Labs Subordinate Voting Shares; provided, the Exchange Ratio may potentially be adjusted in the event that Columbia Care is required to issue shares in satisfaction of an earn- out payment for the Green Leaf Medical acquisition, with the potential adjustment in proportion to the additional dilution from such potential issuance relative to Columbia Care’s current fully diluted in-the money outstanding shares. The market price of the Common Shares or Cresco Labs Subordinate Voting Shares could each fluctuate significantly prior to the effective date of the Arrangement (the “Effective Date”) in response to various factors and events, including, without limitation, as a result of the differences between Columbia Care’s and Cresco Labs’ actual financial or operating results and those expected by investors and analysts, changes in analysts’ projections or recommendations, changes in general economic or market conditions, and broad market fluctuations. As a result of such fluctuations, historical market prices are not indicative of future market prices or the market value of the Cresco Labs Subordinate Voting Shares that holders of Common Shares will receive on the Effective Date. There can be no assurance that the market value of the Cresco Labs Subordinate Voting Shares that the holders of Common Shares will receive on the Effective Date will equal or exceed the market value of the Common Shares held by such Columbia Care shareholders prior to the Effective Date. Similarly, there can be no assurance that the trading price of Cresco Labs Subordinate Voting Shares will not decline following the completion of the Arrangement.

Potential payments to Columbia Care shareholders who exercise dissent rights could have an adverse effect on the Combined Company’s financial condition or prevent the completion of the Arrangement.

Registered Columbia Care shareholders as at May 10, 2022 have the right to exercise dissent rights and demand payment equal to the fair value of their Common Shares. If dissent rights are exercised in respect of a significant number of Common Shares, a substantial payment may be required to be made to such Columbia Care shareholders, which could have an adverse effect on the Combined Company’s financial condition and cash resources. Further, Cresco Labs’ obligation to complete the Arrangement is conditional upon Columbia Care shareholders holding no more than 5% of the outstanding Common Shares having exercised dissent rights. Accordingly, the Arrangement may not be completed if Columbia Care shareholders exercise dissent rights in respect of more than 5% of the outstanding Columbia Care Shares.

Another attractive take-over, merger or business combination may not be available if the Arrangement is not completed.

If the Arrangement is not completed and is terminated, there can be no assurance that Columbia Care will be able to find a party willing to pay equivalent or more attractive consideration than the consideration to be provided by Cresco Labs under the Arrangement or be willing to proceed at all with a similar transaction or any alternative transaction.

Columbia Care will incur costs even if the Arrangement is not completed and may have to pay the Columbia Care Termination Fee.

Certain costs related to the Arrangement, such as legal, accounting and certain financial advisor fees, must be paid by Columbia Care even if the Arrangement is not completed. Given Columbia Care’s current financial condition, there is no assurance that Columbia Care will have the funds to pay these costs which would adversely affect the share price of the Common Shares. If the Arrangement Agreement is terminated, Columbia Care may be required in certain circumstances to pay Cresco Labs the Columbia Care Termination Fee.

Following completion of the Arrangement, former Columbia Care shareholders will not have the ability to significantly influence certain corporate actions of Cresco Labs.

Immediately following the completion of the Arrangement, former Columbia Care shareholders are expected to own approximately 35% of the pro forma Cresco Labs Shares (on a fully diluted in-the-money, treasury method basis), based on the number of Columbia Care Shares outstanding upon completion of the Arrangement and assuming that (i) there are no dissenting Columbia Care shareholders, (ii) there are no Columbia Care Options exercised prior to the Effective Time, (iii) there are no Columbia Care Convertible Notes converted prior to the Effective Time, and (iv) there are no Columbia Care Warrants exercised prior to the Effective Time. Former Columbia Care shareholders (other than any dissenting Columbia Care shareholders) will not be in a position to exercise significant influence over all matters requiring shareholder approval, including the election of directors, determination of significant corporate actions, amendments to Cresco Labs’ articles of incorporation and the approval of any business combinations, mergers or takeover attempts.

We may experience difficulties integrating Columbia Care and Cresco’s operations and realizing the expected benefits of the Arrangement.

The success of the Arrangement will depend in part on our ability to realize the expected operational efficiencies and associated cost synergies and anticipated business opportunities and growth prospects from combining Columbia Care and Cresco in an efficient and effective manner. We may not be able to fully realize the operational efficiencies and associated cost synergies or leverage the potential business opportunities and growth prospects to the extent anticipated or at all.

Challenges associated with the integration may include those related to retaining and motivating executives and other key employees, blending corporate cultures, eliminating duplicative operations, and making necessary modifications to internal control over financial reporting and other policies and procedures in accordance with applicable laws. Some of these factors are outside our control, and any of them could delay or increase the cost of our integration efforts.

The integration process could take longer than anticipated and could result in the loss of key employees, the disruption of ongoing business, increased tax costs, inefficiencies, and inconsistencies in standards, controls, information technology systems, policies and procedures, any of which could adversely affect our ability to maintain relationships with employees, customers or other third parties, or our ability to achieve the anticipated benefits of the transaction, and could harm our financial performance. If we are unable to successfully integrate certain aspects of the operations of Columbia Care and Cresco or experience delays, we may incur unanticipated liabilities and expenses, and be unable to fully realize the potential benefit of the revenue growth, synergies and other anticipated benefits resulting from the Arrangement, and our business, results of operations and financial condition could be adversely affected.

We incurred, and may continue to incur, significant Arrangement-related costs and integration costs in connection with the Arrangement with Cresco.

We incurred, and may continue to incur, significant Arrangement-related costs and integration costs in connection with the Arrangement with Cresco. We may incur additional costs to maintain employee morale and to retain key employees. Unanticipated costs may be incurred in the course of integration, and management cannot ensure that the elimination of duplicative costs or the realization of other efficiencies will offset the transaction and integration costs in the near term or at all.

The pending Arrangement may divert the attention of Columbia Care’s management.

The pending Arrangement could cause the attention of Columbia Care’s management to be diverted from the day-to-day operations. These disruptions could be exacerbated by a delay in the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of Columbia Care regardless of whether the Arrangement is ultimately completed.

Cresco may issue additional equity securities.

Following, or prior to, the completion of the Arrangement, Cresco may issue equity securities to finance its activities, including in order to finance acquisitions. If Cresco were to issue additional equity securities, the ownership interest of existing Cresco shareholders may be diluted and some or all of Cresco financial measures on a per share basis could be reduced. Moreover, as Cresco’s intention to issue additional equity securities becomes publicly known, its share price may be materially adversely affected.

The Columbia Care directors and executive officers may have interests in the Arrangement that are different from those of the Columbia Care Shareholders.

In considering the recommendation of the Columbia Care Board to vote in favor of the Arrangement Resolution, Columbia Care Shareholders should be aware that certain members of the Columbia Care Board and management team have agreements or arrangements that provide them with interests in the Arrangement that differ from, or are in addition to, those of Columbia Care Shareholders generally.

Tax consequences of the Arrangement may differ from anticipated treatment, including if the Arrangement does not qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code (“Section 368(a)”), U.S. Holders may be required to pay substantial U.S. federal income taxes.

There can be no assurance that the Canada Revenue Agency, the United States Internal Revenue Service (the “IRS”) or other applicable taxing authorities will agree with the Canadian and U.S. federal income tax consequences of the Arrangement, as applicable. Furthermore, there can be no assurance that applicable Canadian and U.S. income tax laws, regulations or tax treaties or conventions will not change (legislatively, judicially or otherwise and potentially with retroactive effect) or be interpreted in a manner, or that applicable taxing authorities will not take an administrative position, that is adverse to Columbia Care, Cresco and their respective shareholders (in each case, including any successor thereto) following completion of the Arrangement. Taxation authorities may also disagree with how Columbia Care and Cresco following the Arrangement calculate or have in the past calculated their income or other amounts for tax purposes. Any such events could adversely affect Cresco following the Arrangement, its share price or the dividends that may be paid to Cresco’s shareholders following completion of the Arrangement

The Arrangement is intended to qualify as a “reorganization” within the meaning of Section 368(a), and Columbia Care and Cresco intend to report the Arrangement consistent with such qualification. If the IRS or a court determines that the Arrangement should not be treated as a “reorganization” within the meaning of Section 368(a), a U.S. holder of Columbia Care Shares would generally recognize taxable gain or loss upon the exchange of Columbia Care Shares for Cresco Shares pursuant to the Arrangement.

Columbia Care’s convertible notes, first-lien notes and warrants may cease to be qualified investments for Registered Plans.

As a result of the Arrangement, Columbia Care’s convertible notes, first-lien notes and warrants may cease to be qualified investments under the Income Tax Act (Canada) and the regulations promulgated thereunder (the “Tax Act”) for trusts governed by a RRSP, RRIF, RESP, RDSP, TFSA or deferred profit sharing plan (each, a “Registered Plan”) and adverse tax consequences may arise as a result. The tax considerations applicable to holders of Columbia Care Notes or Columbia Care Warrants are not described herein. Any holder of Columbia Care Notes or Columbia Care Warrants to which this may apply should consult with and rely upon their own tax advisors to discuss the tax consequences to them of the Arrangement.

Risks Related to Our Securities

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Common Shares or other securities convertible into or exchangeable for common shares at prices that may not be the same as the price per share paid by any investor in an offering in a subsequent prospectus supplement. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investor in an offering in a subsequent prospectus supplement, and investors purchasing shares or other securities in the future could have rights superior to you. The price per share at which we sell additional Common Shares or securities convertible or exchangeable into Common Shares, in future transactions may be higher or lower than the price per share paid by any investor in an offering under a subsequent prospectus supplement.

Future offerings of debt or preferred equity securities, which would rank senior to our Common Shares, may adversely affect the market price of our Common Shares.

If, in the future, we decide to issue debt or preferred equity securities that may rank senior to our Common Shares, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to owners of our common shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our Common Shares will bear the risk of our future offerings reducing the market price of our Common Shares and diluting the value of their stock holdings in us.

Future sales by our Shareholders may adversely affect our share price and our ability to raise funds in new share offerings.

Sales of our Common Shares in the public market following any prospective offering could lower the market price of our common shares. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable.

The price of our Common Shares is subject to volatility and you could lose all or part of your investment as a result.

There is no guarantee that our Common Shares will appreciate in value or maintain the price at which our shareholders have purchased their shares. Securities of mining companies have experienced substantial volatility and downward pressure in the recent past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic conditions in North America and globally, and market perceptions of the attractiveness of particular industries. Other factors unrelated to our performance that may have an effect on the price of our securities include the following: the extent of research coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow our securities; lessening in trading volume and general market interest in our securities may affect an investor’s ability to trade significant numbers of our securities; the size of our public float and the exclusion from market indices may limit the ability of some institutions to invest in our securities; and a substantial decline in the price of our securities that persists for a significant period of time could cause our securities to be delisted from an exchange, further reducing market liquidity. Our exclusion from certain market indices may reduce market liquidity or the price of our securities. If an active market for our securities does not continue, the liquidity of an investor’s investment may be limited and the price of our securities may decline. If an active market does not exist, investors may lose their entire investment. As a result of any of these factors, the market price of our securities at any given point in time may not accurately reflect our long-term value. Securities class-action litigation often has been brought against companies in periods of volatility in the market price of their securities, and following major corporate transactions or mergers and acquisitions. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

The Company is subject to taxation in both Canada and the United States.

Columbia Care is treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Internal Revenue Code. Consequently, Columbia Care is subject to U.S. federal income tax on its worldwide taxable income. Since Columbia Care is a resident of Canada for purposes of the Tax Act, Columbia Care is also subject to Canadian income tax. Consequently, Columbia Care is liable for both U.S. and Canadian income tax, which could have a material adverse effect on its financial condition and results of operations, and could inhibit efficient use of its capital.

Proposed legislation in the U.S. Congress, including changes in U.S. tax law, may adversely impact Columbia Care and the value of the Common Shares.

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect Columbia Care or holders of Common Shares. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future.

The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact Columbia Care’s financial performance and the value of our Common Shares. In particular, new proposed legislation known as the “Build Back Better Act” is under consideration within both houses of U.S. Congress. The proposed legislation includes, without limitation, new corporate minimum income taxes. If enacted, most of the proposals would be effective for 2022 or later years. The proposed legislation remains subject to change, and its impact on the Company and purchasers of our Common Shares is uncertain.

USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of securities by the Selling Securityholders.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in our securities other than through a public sale.

The following table sets forth, as of May 12, 2022:

•	the name of the Selling Securityholders for whom we are registering shares for resale to the public,

•	the number of shares that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus,

•	the number of shares that may be offered for resale for the account of the Selling Securityholders pursuant to this prospectus, and

•

the number and percentage of shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares are sold by the Selling Securityholders).

This table is prepared solely based on information supplied to us by the listed Selling Securityholders.

	Common Shares Prior to the Offering			Common Shares Owned Following the Offering
Selling Securityholder	Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Outstanding Shares Being Offered	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Brian O’Neil, Trustee of the Zero-1-derful Living Trust	9,217,483	2.3%	2,623,899	6,593,584	1.7%
Harmerle Investments LLC	2,623,899	0.7%	2,623,899	—	—
David Anthony Guard	969,682	0.2%	969,682	—	—
Razmig Der-Tavitian	558,898	0.1%	518,898	40,000	0.0%
Ozymandias Business Trust dated Sept. 12, 2021	907,741	0.2%	787,266	120,475	0.0%
Jennifer A. Greenhall, Trustee of the Arbor Vitae Living Trust, dated 10/15/2013, as amended	1,079,767	0.3%	820,714	259,053	0.1%
Jerry Greenfield	1,008,588	0.3%	813,091	195,497	0.0%
B Squared Ventures, LLC	1,054,012	0.3%	1,054,012	—	—
Stafford Broumand	3,074,094	0.8%	2,806,213	267,881	0.1%
Todd Simon	2,661,104	0.7%	2,185,183	475,921	0.1%
Sean Gabriel	4,649,519	1.2%	2,101,519	2,548,000	0.6%
Dr. Patricia D. Hawkins	349,645	0.1%	349,645	—	—
Bennett Cohen	1,479,233	0.4%	1,101,061	378,172	0.1%

*	Represents beneficial ownership of less than 1%

Acquisition of Resale Securities

18,755,082 Common Shares will be offered for resale by the Selling Securityholders the (“VentureForth Shares”). The Selling Securityholders acquired the 18,755,082 Common Shares in connection with the acquisition and settlement of pre-existing relationships, inclusive of prospective acquisition costs relating to third-party entities and other litigation costs relating to VentureForth LLC (“VentureForth”). On April 18, 2022, in connection with the accrual, the Company issued 18,755,082 Common Shares and, on April 18, 2022 and April 24, 2022 paid approximately $26,000,000 to acquire, by merger, VentureForth Holdings, LLC, which is the owner of VentureForth. VentureForth holds two licenses from the Washington D.C. Alcoholic Beverage Regulation Administration (“ABRA”), specifically, one license to cultivate and manufacture medical cannabis and one license to dispense medical cannabis. The merger was approved by ABRA. The Company previously had a management services agreement with VentureForth. In further connection with the accrual, the shares issued, and amounts paid also amicably resolved, with no admissions of liability and in exchange for releases, certain direct, indirect, derivative and indemnification claims relating to a confidential arbitration to which VentureForth, a separate subsidiary of the Company and certain members of the Company’s management team were respondent parties (the “VentureForth Matter”).

DESCRIPTION OF BUSINESS

The description of our business is incorporated by reference from Part I, Item 1 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2022 (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF PROPERTY

The description of our properties is incorporated by reference from Part I, Item 2 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2022 (see “Incorporation of Certain Information by Reference”).

LEGAL PROCEEDINGS

A former owner of the Company’s Florida-licensed business was sued by a former purported joint venture partner, alleging various statutory and common law claims related to the terminated joint venture. The Company was not a party to this lawsuit, but, as part of its acquisition of the business, had agreed to indemnify the owner for litigation costs and any judgment rendered in the matter, in excess of $750,000. On January 20, 2021, following an arbitration hearing, the arbitration panel issued a partial final award in the former joint venture partner’s favor on three of the 11 claims asserted and awarded the former joint venture partner $10,553,214.30 plus prejudgment interest from July 26, 2017 through the present, as well as reasonable attorneys’ fees. On March 2, 2021, the Panel issued a Final Award, awarding the former joint venture partner a total of $15,195,230.85, inclusive of prejudgment interest and attorneys’ fees. The Company was financially responsible for payment of the Final Award, pursuant to its indemnification commitment to the former owner. Two subsidiaries of the Company, and certain members of the Company’s management team were named in a separate lawsuit commenced by the same former joint venture partner alleging various claims related to the same terminated joint venture. The trial court dismissed a majority of the claims in the lawsuit. All parties to the arbitration and the additional lawsuit agreed to amicably resolve the arbitration and the additional lawsuit. There were no admissions of liability. In furtherance of the resolution, the Company made two payments of $11,425,000 each in December 2021 and January 2022 against the total accrual of $22,800,000 and accrued interest. The Company did not have an accrued balance as of March 31, 2021.

For the quarter ended September 30, 2021, the Company had anticipatorily accrued $68,000,000 for potential share issuances and cash payments for purposes of acquisition and settlement of pre-existing relationships, inclusive of prospective acquisition costs relating to third-party entities and other litigation costs. For the three months ended March 31, 2022, there have been no changes to the accrued balance. On April 18, 2022, in connection with the accrual, the Company issued 18,755,082 common shares and on April 18, 2022 and April 24, 2022 paid approximately $26,000,000 to acquire, by merger, VentureForth Holdings, LLC, which is the owner of VentureForth. VentureForth holds two licenses from ABRA, specifically, one license to cultivate and manufacture medical cannabis and one license to dispense medical cannabis. The merger was approved by ABRA. The Company previously had a management services agreement with VentureForth. In further connection with the accrual, the shares issued, and amounts paid also amicably resolved, with no admissions of liability and in exchange for releases, certain direct, indirect, derivative and indemnification claims relating to a confidential arbitration to which VentureForth, a separate subsidiary of the Company and certain members of the Company’s management team were respondent parties.

MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading Price and Volume

The Company’s common shares are listed on the NEO under the symbol “CCHW”, on the CSE under the symbol “CCHW”, on the OTCQX under the symbol “CCHWF” and on the Frankfurt Stock Exchange under the symbol “3LP”.

Shareholders

As of June 15, 2022, there were 434 holders of record of our common shares.

Dividends

The Company has not declared cash dividends on the common shares in the past. The Company currently intends to reinvest all future earnings to finance the development and growth of its business. As a result, the Company does not intend to pay dividends on the common shares in the foreseeable future. Any future determination to pay distributions will be at the discretion of the Board and will depend on the financial condition, business environment, operating results, capital requirements, any contractual restrictions on the payment of distributions and any other factors that the Board deems relevant. The Company is not bound or limited in any way to pay dividends in the event that the Board determines that a dividend is in the best interest of its shareholders.

Equity Compensation Plans

The following table sets forth the number of Common Shares to be issued upon exercise of outstanding convertible securities, the weighted-average exercise price of such outstanding convertible securities and the number of Common Shares remaining available for future issuance under equity compensation plans as at December 31, 2021.

Plan Category	Number of Common Shares to be issued upon exercise of outstanding securities(1)	Weighted- average exercise price of outstanding securities(2)	Number of Common Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by Shareholders	11,291,732	Nil.	35,135,155	(2)
Equity compensation plans not approved by Shareholders	Nil.	Nil.	Nil.
Total	11,291,732	Nil.	35,135,155	(2)

Notes:

(1)

The 11,291,732 Common Shares to be issued upon exercise of outstanding securities, warrants and rights consists of (i) 3,363,254 Common Shares that may be issued upon the vesting of PSUs, and (ii) 7,928,478 Common Shares that may be issued upon the vesting of RSUs. For outstanding PSUs whose performance has been certified, reflects number of shares eligible to vest; for outstanding PSUs whose performance has not yet been certified, reflects target number of shares.

(2)	Convertible securities remaining as of December 31, 2021.

Exchange Controls

There are no governmental laws, decrees or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to nonresident holders of the securities of the Company, other than Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for Non-Residents of Canada,” below.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR NON-RESIDENTS OF CANADA

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations promulgated thereunder (the “Tax Act”) to a holder who acquires, as beneficial owner, our Common Shares, and who, for purposes of the Tax Act and at all relevant times: (i) holds the Common Shares as capital property; (ii) deals at arm’s length with, and is not affiliated with, us; (iii) is not, and is not deemed to be, resident in Canada; and (iv) does not use or hold and will not be deemed to use or hold, our Common Shares in the course of carrying on, or otherwise in connection with, a business carried on in Canada (a “Non-Resident Holder”). Generally, our Common Shares will be considered to be capital property to a Non-Resident Holder provided the Non-Resident Holder does not hold our Common Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere or is an authorized foreign bank (as defined in the Tax Act). All such Non-Resident Holders should seek advice from their own tax advisors.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, the current provisions of the Convention between Canada and the United States of America in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and management’s understanding of the current administrative policies and practices of the Canada Revenue Agency (the “CRA”) published in writing by it prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or any changes in the CRA’s administrative policies or practices, whether by legislative, governmental, or judicial action or decision, nor does it take into account or anticipate any other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

Non-Resident Holders should consult their own tax advisors with respect to an investment in our Common Shares. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective purchaser or holder of our Common Shares, and no representations with respect to the income tax consequences to any prospective purchaser or holder are made. Consequently, prospective purchasers or holders of our Common Shares should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding, or disposition of our Common Shares, including dividends, adjusted cost base, and proceeds of disposition, which are denominated in a currency other than the Canadian dollar, must be converted into Canadian dollars using the applicable rate of exchange (for purposes of the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Disposition of Common Shares

A Non-Resident Holder will not generally be subject to income tax under the Tax Act on a disposition or deemed disposition of a Common Share, unless the Common Share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Provided that the Common Shares are listed on a “designated stock exchange,” as defined in the Tax Act (which includes the NEO, the CSE and the Frankfurt Stock Exchange), at the time of disposition, the Common Shares will generally not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied concurrently: (i) (a) the Non-Resident Holder; (b) persons with whom the Non-Resident Holder did not deal at arm’s length; (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of our shares; and (ii) more than 50% of the fair market value of such shares was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Common Shares could be deemed to be taxable Canadian property. Even if the Common Shares are taxable Canadian property to a Non-Resident Holder, such Non-Resident Holder may be exempt from tax under the Tax Act on the disposition of such Common Shares by virtue of an applicable income tax treaty or convention. A Non-Resident Holder contemplating a disposition of Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.

Receipt of Dividends

Dividends paid or credited, or deemed to be paid or credited, on a Non-Resident Holder’s Common Shares will be subject to Canadian withholding tax under the Tax Act. The general rate of withholding tax under the Tax Act is 25% of the gross amount of the dividend, although such rate may be reduced under the provisions of an applicable income tax treaty or convention between Canada and the Non-Resident Holder’s country of residence. For example, under the Convention between Canada and the United States of America, the rate is generally reduced to 15% where the Non-Resident Holder beneficially owns such dividends and is a resident of the United States for the purposes of, and is fully entitled to the benefits of, that treaty. Non- Resident Holders should seek advice from their own tax advisors in this regard.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax considerations for U.S. Holders and certain Non-U.S. Holders (each as defined below) relating to the acquisition, ownership and disposition of Common Shares acquired pursuant to this prospectus, but does not purport to be a complete analysis of all potential tax matters for consideration. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder or Non-U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder or Non-U.S. Holder, including specific tax consequences to a U.S. Holder or Non-U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder or Non-U.S. Holder. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements.

This discussion is based on the IRC, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each instance in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of Common Shares. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. The Company has not sought and will not seek any rulings from the IRS, or an opinion from legal counsel, regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the acquisition, ownership and disposition of Common Shares acquired pursuant to this prospectus.

This discussion is limited to U.S. Holders and certain Non-U.S. Holders that hold Common Shares as a “capital asset” within the meaning of Section 1221 of the IRC (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the U.S. federal, except to the limited extent discussed below, estate or gift, or any other non-income tax, or any state, local, or non-U.S. tax, consequences of the acquisition, ownership and disposition of Common Shares acquired pursuant to this prospectus or the impact of the U.S. federal alternative minimum tax or the U.S. Medicare net investment income tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation holders that:

•	are banks, insurance companies, or other financial institutions;

•	are regulated investment companies or real estate investment trusts;

•	are brokers, dealers or traders in securities or foreign currencies, or that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	are tax-exempt organizations, governmental organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	hold Common Shares as part of a hedge, straddle, or as part of a conversion transaction or other integrated transaction;

•	acquire Common Shares as compensation for services or through the exercise or cancellation of employee stock options or warrants;

•	have a “functional currency” other than the U.S. dollar;

•	own or have owned, directly, indirectly, or constructively 10% or more of the voting power or value of the Company;

•	are “controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid, or which has the result of avoiding, U.S. federal income tax;

•	are partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	are S corporations (and shareholders thereof);

•	are corporations organized outside the United States that are nonetheless classified as domestic corporations for U.S. federal income tax purposes;

•	are deemed to sell Common Shares under the constructive sale provisions of the IRC;

•	are U.S. expatriates, former citizens of the U.S., or former long-term residents of the U.S.;

•	are U.S. Holders that hold Common Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States or are otherwise

•	are subject to the alternative minimum tax or the tax on net investment income; and

•

are required to accelerate the recognition of any item of gross income with respect to Common Shares as a result of such income being recognized on an applicable financial statement or are otherwise subject to special U.S. tax accounting rules.

If an entity classified as a partnership for U.S. federal income tax purposes holds Common Shares, the tax treatment of a partner (or other owner) in such partnership generally will depend on the status of the partner (or other owner), the activities of the entity treated as a partnership for U.S. federal income tax purposes, and certain determinations made at the partner (or other owner) level. Accordingly, entities treated as partnerships holding Common Shares and the partners (or other owners) in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES ACQUIRED PURSUANT TO THIS PROSPECTUS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Common Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state within the U.S. or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the IRC), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Tax Classification as a U.S. Domestic Corporation

Pursuant to Section 7874(b) of the IRC and the Treasury Regulations promulgated thereunder, notwithstanding that we are organized under the provisions of the BCBCA, solely for U.S. federal income tax purposes, we are classified as a U.S. domestic corporation.

A number of significant and material U.S. federal income tax consequences may result from such classification, and this summary does not attempt to describe all such U.S. federal income tax consequences. Section 7874 of the IRC and the Treasury Regulations promulgated thereunder do not address all the possible tax consequences that arise from us being treated as a U.S. domestic corporation for U.S. federal income tax purposes. Accordingly, there may be additional or unforeseen U.S. federal income tax consequences to us that are not discussed in this summary.

Generally, we will be subject to U.S. federal income tax on our worldwide taxable income (regardless of whether such income is “U.S. source” or “foreign source”) and will be required to file a U.S. federal income tax return annually with the IRS. We anticipate that we will also be subject to tax in Canada. It is unclear how the foreign tax credit rules under the IRC will operate in certain circumstances, given our treatment as a U.S. domestic corporation for U.S. federal income tax purposes and our being subject to taxation in Canada. Accordingly, it is possible that we will be subject to double taxation with respect to all or part of our taxable income. It is anticipated that such U.S. and Canadian tax treatment will continue indefinitely and that the Common Shares will be treated indefinitely as shares in a U.S. domestic corporation for U.S. federal income tax purposes, notwithstanding future transfers. Each holder should seek tax advice, based on such shareholder’s particular circumstances, from their own tax advisors.

Tax Considerations for U.S. Holders

Distributions

We have not made distributions on our Common Shares and do not plan to make any distributions on our Common Shares for the foreseeable future. However, if we do make distributions of cash or property on our Common Shares, such distributions made on our Common Shares generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurs. However, with respect to dividends received by certain non-corporate U.S. Holders (including individuals), such dividends may be eligible to be taxed at the applicable long-term capital gains rates (currently at a maximum tax rate of 20%), provided certain holding period and other requirements are satisfied. Dividends received by a corporate holder of Common Shares may be eligible for a dividends received deduction, subject to applicable limitations.

Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares, which will be taxable according to rules discussed under the heading “– Sale or Other Disposition,” below.

As described above under the heading “Certain Canadian Federal Income Tax Considerations for Non-Residents of Canada – Receipt of Dividends”, dividends received or deemed to be received by a U.S. Holder will generally be subject to Canadian withholding tax. However, dividends will not constitute foreign source income for U.S. foreign tax credit limitation purposes because we, even though organized as a Canadian corporation, will be treated as a U.S. corporation for U.S. federal income tax purposes, as described above under the heading “Tax Classification as a U.S. Domestic Corporation”. Therefore, U.S. Holders may not be able to claim a U.S. foreign tax credit for any Canadian withholding tax unless such U.S. Holders have sufficient other foreign source income. U.S. Holders should review the discussion under the heading “Certain Canadian Federal Income Tax Considerations for Non-Residents of Canada” and consult with their own tax advisors regarding dividend rules in light of their own personal circumstances.

Sale or Other Taxable Disposition

Upon the sale or other taxable disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in Common Shares surrendered in exchange therefor. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in Common Shares is more than one year at the time of the sale or other taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the IRC.

Foreign Tax Credit Limitations

Because it is anticipated that we will be subject to tax both as a U.S. domestic corporation and as a Canadian corporation, a U.S. Holder may pay, through withholding, Canadian tax, as well as U.S. federal income tax, with respect to dividends paid on its Common Shares. For U.S. federal income tax purposes, a U.S. Holder may elect for any taxable year to receive either a credit or a deduction for all foreign income taxes paid by the holder during the year. Complex limitations apply to the foreign tax credit, including a general limitation that the credit cannot exceed the proportionate share of a taxpayer’s U.S. federal income tax that the taxpayer’s foreign source taxable income bears to the taxpayer’s worldwide taxable income. In applying this limitation, items of income and deduction must be classified, under complex rules, as either foreign source or U.S. source. Our status as a U.S. domestic corporation for U.S. federal income tax purposes will cause dividends paid by us to be treated as U.S. source rather than foreign source for this purpose. As a result, a foreign tax credit may be unavailable for any Canadian tax paid on dividends received from us. Similarly, to the extent a sale or disposition of the Common Shares by a U.S. Holder results in Canadian tax payable by the U.S. Holder (for example, because the Common Shares constitute taxable Canadian property within the meaning of the Tax Act), a U.S. foreign tax credit may be unavailable to the U.S. Holder for such Canadian tax. In each case, however, the U.S. Holder should be able to take a deduction for the U.S. Holder’s Canadian tax paid, provided that the U.S. Holder has not elected to credit other foreign taxes during the same taxable year.

The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisors regarding these rules.

Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or the amount of proceeds paid in foreign currency on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Information Reporting and Backup Withholding

U.S. backup withholding (currently at a rate of 24%) is imposed upon certain payments to persons that fail (or are unable) to furnish the information required pursuant to U.S. information reporting requirements. Distributions to U.S. Holders will generally be exempt from backup withholding, provided the U.S. Holder meets applicable certification requirements, including providing a U.S. taxpayer identification number on a properly completed IRS Form W-9, or otherwise establishes an exemption. We must report annually to the IRS and to each U.S. Holder the amount of distributions and dividends paid to that U.S. Holder and the proceeds from the sale or other disposition of Common Shares, unless such U.S. Holder is an exempt recipient.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will generally be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, and may entitle such U.S. Holder to a refund, provided the required information and returns are timely furnished by such U.S. Holder to the IRS. Moreover, certain penalties may be imposed by the IRS on a U.S. Holder who is required to furnish information but does not do so in the proper manner. U.S. Holders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Tax Considerations for Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Common Shares that is neither a “U.S. Holder” nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions

Distributions of cash or property on Common Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess thereof will first constitute a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Shares, but not below zero, and thereafter be treated as capital gain and will be treated as described under “– Sale or Other Taxable Disposition” below. If we are or have been a “USRPHC” (as defined below under the heading “– Sale or Other Taxable Disposition”) and our Common Shares do not qualify for the “Regularly Traded Exception” (as defined below under the heading “– Sale or Other Taxable Disposition”), distributions which constitute a return of the Non-U.S. Holder’s investment will be subject to withholding unless an application for a withholding certificate is filed to reduce or eliminate such withholding.

Subject to the discussions under “– Information Reporting and Backup Withholding” and under “– FATCA” below, any dividend paid to a Non-U.S. Holder of Common Shares that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of such distribution, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an appropriate successor form), properly certifying such holder’s eligibility for the reduced rate. If a Non-U.S. Holder holds Common Shares through a financial institution or other agent acting on the Non-U.S. Holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to such agent, and the Non-U.S. Holder’s agent will then be required to provide such (or a similar) certification to us, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (or, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, or fixed base, of the Non-U.S. Holder) generally will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. person. In such case, we will not have to withhold U.S. federal tax so long as the Non-U.S. Holder timely complies with the applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a Non-U.S. Holder must provide an IRS Form W-8ECI properly certifying its eligibility for such exemption. Any such effectively connected dividends received by a corporate Non-U.S. Holder may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), as adjusted for certain items. Non-U.S. Holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions under “– Information Reporting and Backup Withholding” and under “– FATCA” below, any gain realized on the sale or other disposition of Common Shares by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (or, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, or fixed base, of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•

We are or have been a “United States real property holding corporation (a “USRPHC”) under Section 897 of the IRC at any time during the shorter of the five-year period ending on the date of disposition and such Non-U.S. Holder’s holding period for the Common Shares, in which case, subject to the exception discussed below, such gain will be subject to U.S. federal net income tax at graduated rates as if the gain or loss were effectively connected with the conduct of a U.S. trade or business.

A Non-U.S. Holder who has gain that is described in the first bullet point immediately above will be subject to U.S. federal income tax on the gain derived from the sale or other disposition pursuant to regular graduated U.S. federal income tax rates in the same manner as if it were a U.S. person. In addition, a corporate Non-U.S. Holder described in the first bullet point immediately above may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (or at such lower rate as may be specified by an applicable income tax treaty), as adjusted for certain items.

A Non-U.S. Holder who meets the requirements described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or a lower tax rate specified by an applicable tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we do not believe that we are, or have been, a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our “United States real property interests” (“USRPIs”) relative to the fair market value of our non-U.S. real property interests and other business assets, there can be no assurance we currently are not a USRPHC or will not become a USPRHC in the future. Even if we are, have been, or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of Common Shares will not be subject to U.S. federal income tax if the Common Shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market (the “Regularly Traded Exception”), and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. If we were to constitute a USPRHC, a Non-U.S. Holder would generally be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above, and a 15% withholding tax generally would apply to the gross proceeds from the sale of Common Shares, in the event that (i) such holder owned, actually and constructively, more than 5% of our common shares at any time during the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period, or (ii) the Regularly Traded Exception were not satisfied during the relevant period with respect to the security sold. There can be no assurance that the Common Shares will satisfy the Regularly Traded Exception at any particular point in the future. Non-U.S. Holders should consult their own tax advisors regarding the consequences if we are, have been, or will become a USRPHC and regarding potentially applicable income tax treaties that may provide for different rules.

U.S. Federal Estate Tax

Property having a U.S. situs generally is includible in the gross estate of an individual Non-U.S. Holder for U.S. federal estate tax purposes. Because we are a U.S. corporation for U.S. federal income tax purposes, our Common Shares will be U.S. situs property for U.S. federal estate tax purposes and, therefore, generally will be included in the gross estate of an individual who is a Non-U.S. Holder at the time of his or her death, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

With respect to distributions and dividends on Common Shares, we must report annually to the IRS and to each Non-U.S. Holder the amount of distributions and dividends paid to such Non-U.S. Holder and any tax withheld with respect to such distributions and dividends, regardless of whether withholding was required with respect thereto. Copies of the information returns reporting such dividends and distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty, tax information exchange agreement or other arrangement. A Non-U.S. Holder will be subject to backup withholding for dividends and distributions paid to such Non-U.S. Holder unless either (i) such Non-U.S. Holder certifies under penalty of perjury that it is not a U.S. person (as defined in the IRC), which certification is generally satisfied by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or appropriate successor form), and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or (ii) such Non-U.S. Holder otherwise establishes an exemption.

With respect to sales or other dispositions of Common Shares, information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of Common Shares within the U.S. or conducted through certain U.S.-related financial intermediaries, unless either (i) such Non-U.S. Holder certifies under penalty of perjury that it is not a U.S. person (as defined in the IRC), which certification is generally satisfied by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or appropriate successor form), and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or (ii) such Non-U.S. Holder otherwise establishes an exemption.

Whether with respect to distributions and dividends, or the sale or other disposition of Common Shares, backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

Withholding taxes may be imposed pursuant to “FATCA” (generally, Sections 1471 through 1474 of the IRC) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, except as discussed below, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition (including certain distributions treated as a sale or other disposition) of, Common Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the IRC).

Such 30% FATCA withholding will not apply to a foreign financial institution if such institution undertakes certain diligence and reporting obligations, or otherwise qualifies for an exemption from these rules. The diligence and reporting obligations include, among others, entering into an agreement with the U.S. Department of Treasury pursuant to which the foreign financial institution must (i) undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the IRC), (ii) annually report certain information about such accounts, and (iii) withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

The 30% FATCA withholding will not apply to a non-financial foreign entity which either certifies that it does not have any “substantial United States owners” (as defined in the IRC), furnishes identifying information regarding each substantial United States owner, or otherwise qualifies for an exemption from these rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends on Common Shares. While these withholding obligations would also apply to payments of gross proceeds from a sale or other disposition of Common Shares, proposed Treasury Regulations, which state that taxpayers may rely on such proposed regulations until final regulations are issued, eliminate this requirement. Non-U.S. Holders should consult their own tax advisors with respect to the potential tax consequences of FATCA to their investment in Common Shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 31, 2022 and Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 as filed with the SEC on May 16, 2022 (see “Incorporation of Certain Information by Reference”).

DIRECTORS AND EXECUTIVE OFFICERS

The description of our directors and executive officers is incorporated by reference from Part III, Item 10 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2022 (see “Incorporation of Certain Information by Reference”).

EXECUTIVE COMPENSATION

The description of our executive compensation is incorporated by reference from Part III, Item 11 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2022 (see “Incorporation of Certain Information by Reference”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The description of the security ownership of certain beneficial owners and management is incorporated by reference from Part III, Item 12 of the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2022 (see “Incorporation of Certain Information by Reference”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

The Company has not adopted a related party transaction policy.

Transactions with Related Persons

Since the beginning of the last fiscal year there have been none and there are no currently proposed transactions, other than as described below, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. With respect to the VentureForth Matter, on April 24, 2022, the Company entered into an agreement containing customary terms and conditions, which agreement was negotiated at arm’s length with independent counsel representing the parties, with Michael Abbott, Executive Chairman and Director of the Company, and Nicholas Vita, Chief Executive Officer and Director of the Company, pursuant to which the Company paid $1,654,625 to Mr. Abbott and $976,000 to Mr. Vita to address claims, interests and rights held by Mr. Abbott and Mr. Vita relating to the VentureForth Matter.

Promoters

No person or company has been at any time during the past five fiscal years a promoter of the Company.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	the distribution by a Selling Securityholder to its partners, members or shareholders;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Common Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares in the course of hedging the positions they assume. The Selling Securityholder may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the Common Shares to broker-dealers that in turn may sell these securities. The Selling Securityholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Securityholder also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they and we meet the criteria and conform to the requirements of that rule, including the requirements applicable to former shell companies.

The Selling Securityholder and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Common Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Description of the Company’s Securities

The authorized share capital of Columbia Care consists of (i) an unlimited number of Common Shares of which 384,943,683 Common Shares are issued and outstanding as of June 1, 2022; (ii) an unlimited number of Proportionate Voting Shares, of which 136,410.48 are issued and outstanding as of June 1, 2022; and (iii) an unlimited number of preferred shares (the “Preferred Shares”), issuable in series, none of which are issued and outstanding. All Proportionate Voting Shares are owned or controlled, directly or indirectly, by the former Old Columbia Care members. The Common Shares and Proportionate Voting Shares are collectively referred to as the “Shares”.

Generally, except as described below, the Common Shares and Proportionate Voting Shares have the same rights, are equal in all respects and are treated by Columbia Care as if they were shares of one class only.

Conversion Rights and Transfers

Issued and outstanding Proportionate Voting Shares, including fractions thereof, may at any time, subject to the FPI Condition (as defined below), at the option of the holder, be converted into Common Shares at a ratio of 100 Common Shares per Proportionate Voting Share with fractional Proportionate Voting Shares convertible into Common Shares at the same ratio. Further, the Board may determine in the future that it is no longer advisable to maintain the Proportionate Voting Shares as a separate class of shares and may cause all of the issued and outstanding Proportionate Voting Shares to be converted into Common Shares at a ratio of 100 Common Shares per Proportionate Voting Share with fractional Proportionate Voting Shares convertible into Common Shares at the same ratio and the Board shall not be entitled to issue any more Proportionate Voting Shares under the Articles thereafter.

The Proportionate Voting Shares are not transferrable without Board approval, except to Permitted Holders (as defined below) and in compliance with U.S. securities laws.

Conversion Conditions

The right of the Proportionate Voting Shares to convert into Common Shares is subject to certain conditions in order to maintain Columbia Care’s status as a “foreign private issuer” under U.S. securities laws. Unless otherwise waived by Columbia Care, the right to convert the Proportionate Voting Shares is subject to the condition that the aggregate number of Common Shares and Proportionate Voting Shares (calculated as a single class) held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Securities Exchange Act of 1934, as amended) may not exceed fifty percent (50%) of the aggregate number of Common Shares and Proportionate Voting Shares issued and outstanding after giving effect to such conversions (calculated as a single class) (the “FPI Condition”).

A holder of Common Shares may at any time, at the option of the holder and with the approval of the Board of Columbia Care, convert such Common Shares into Proportionate Voting Shares on the basis of 100 Common Shares for one Proportionate Voting Share.

No fractional Common Shares will be issued on any conversion of any Proportionate Voting Shares and any fractional Common Shares will be rounded down to the nearest whole number.

For the purposes of the foregoing:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Permitted Holders” means (i) the initial holders of Proportionate Voting Shares; and (ii) any Affiliate or Person controlled, directly or indirectly, by one or more of the Persons referred to in clause (i) above.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company.

A Person is “controlled” by another Person or other Persons if: (i) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (ii) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

Voting Rights

All holders of Shares are entitled to receive notice of any meeting of shareholders of Columbia Care, and to attend and vote at such meetings, except those meetings at which only holders of a specific class or series of shares are entitled to vote. A quorum for the transaction of business at a meeting of shareholders is present if shareholders who, in the aggregate, hold at least 25% of the voting rights attached to the outstanding shares of the Company entitled to vote at the meeting are present in person or represented by proxy.

On all matters upon which holders of Shares are entitled to vote:

•	each Common Share is entitled to one vote per Common Share; and

•

each Proportionate Voting Share is entitled to 100 votes per Proportionate Voting Share, and each fraction of a Proportionate Voting Share is entitled to the number of votes calculated by multiplying the fraction by 100.

The number of votes represented by fractional Proportionate Voting Shares will be rounded down to the nearest whole number. Unless a different majority is required by law or the Articles, resolutions to be approved by holders of Shares require approval by a simple majority of the total number of votes of all Shares cast at a meeting of shareholders at which a quorum is present based on the voting entitlements of each class of Shares described above.

Dividend Rights

Holders of Shares are entitled to receive dividends out of the assets available for the payment or distribution of dividends at such times and in such amount and form as the Board may from time to time determine, subject to any preferential rights of the holders of any outstanding Preferred Shares, on the following basis, and otherwise without preference or distinction among or between the Shares: each Proportionate Voting Share will be entitled to 100 times the amount paid or distributed per Common Share (including by way of share dividends, which holders of Proportionate Voting Shares will receive in Proportionate Voting Shares, unless otherwise determined by the Board) and each fraction of a Proportionate Voting Share will be entitled to the applicable fraction thereof. See “Conversion Rights and Transfers” above.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of Columbia Care, whether voluntary or involuntary, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, the holders of

Shares will be entitled to receive all of Columbia Care’s assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding Preferred Shares, on the basis that each Proportionate Voting Share will be entitled to 100 times the amount distributed per Common Share (and each fraction of a Proportionate Voting Share will be entitled to the amount calculated by multiplying the fraction by the amount otherwise payable in respect of a whole Proportionate Voting Share), and otherwise without preference or distinction among or between the Shares. See “Conversion Rights and Transfers” above.

Pre-emptive and Redemption Rights

Holders of Shares will not have any pre-emptive or redemption rights.

Subdivision or Consolidation

No subdivision or consolidation of any class of Shares may be carried out unless, at the same time, the Common Shares and Proportionate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis, so as to preserve the relative rights of the holders of each class of Shares.

Certain Amendments

In addition to any other voting right or power to which the holders of Common Shares and Proportionate Voting Shares shall be entitled by law or regulation or other provisions of the Articles from time to time in effect, but subject to the provisions of the Articles, holders of Common Shares and Proportionate Voting Shares shall each be entitled to vote separately as a class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of the Company’s Articles which would prejudice or interfere with the rights or special rights attached to the Common Shares or Proportionate Voting Shares, or which would affect the rights or special rights of the holders of the Common Shares and the holders of Proportionate Voting Shares differently, on a per share basis.

Issuance of Additional Proportionate Voting Shares

Columbia Care may issue additional Proportionate Voting Shares upon the approval of the Board. Shareholder approval is not required in connection with a subdivision or consolidation on a pro rata basis as between the Common Shares and the Proportionate Voting Shares.

Take-Over Bid Protection

If an offer is being made for Proportionate Voting Shares (a “PVS Offer”) where: (i) by reason of applicable securities legislation or stock exchange requirements, the offer must be made to all holders of the class of Proportionate Voting Shares; and (ii) no equivalent offer is made for the Common Shares, the holders of Common Shares have the right, pursuant to the Articles, at their option, to convert their Common Shares into Proportionate Voting Shares for the purpose of allowing the holders of the Common Shares to tender to such PVS Offer, provided that such conversion into Proportionate Voting Shares will be solely for the purpose of tendering the Proportionate Voting Shares to the PVS Offer in question and that any Proportionate Voting Shares that are tendered to the PVS Offer but that are not, for any reason, taken up and paid for by the offeror will automatically be reconverted into the Common Shares that existed prior to such conversion.

Compliance Provisions

Columbia Care’s Articles contain certain provisions (the “Compliance Provisions”), including a combination of certain remedies such as a suspension of voting and/or dividend rights, a discretionary right to force a share transfer to a third party and/or a discretionary redemption right in favour of Columbia Care, in each case to seek to ensure that Columbia Care and its subsidiaries are able to comply with applicable regulatory and licensing regulations. The purpose of the Compliance Provisions is to provide Columbia Care with a means of protecting itself from having a shareholder, or as determined by the Board, a group of shareholders acting jointly or in concert, with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over) (“Owning or Controlling”), five percent (5%) or more of the issued and outstanding shares of Columbia Care, or such other number as is determined by the Board from time to time, and: (i) who a governmental authority granting licenses to, or otherwise governing the operations of, Columbia Care or its subsidiaries has determined to be unsuitable to own Common Shares and/or Proportionate Voting Shares, as applicable; (ii) whose ownership of Common Shares and/or Proportionate Voting Shares, as applicable, may result in the loss, suspension or revocation (or similar action) with respect to any licenses or permits relating to Columbia Care’s or its subsidiaries’ conduct of business (being the conduct of any activities relating to the cultivation, manufacturing and dispensing of cannabis and cannabis-derived products in the United States, which include the owning and operating of cannabis licenses) or in Columbia Care or any of its affiliates being unable to obtain any new licenses or permits in the normal course, all as determined by the Board; or (iii) who have not been determined by the applicable regulatory authority to be an acceptable person or otherwise have not received the requisite consent of such regulatory authority to own the Common Shares and/or Proportionate Voting Shares, as applicable, in each case within a reasonable time period acceptable to the Board or prior to acquiring any Common Shares and/or Proportionate Voting Shares, as applicable (in each case, an “Unsuitable Person”). The ownership restrictions in Columbia Care’s notice of articles and articles are also subject to an exemption for applicable depositaries and clearing houses as well as underwriters (as defined in the Securities Act (Ontario)) in the course of a distribution of securities of Columbia Care.

Notwithstanding the foregoing, the Compliance Provisions provide that any shareholder (or group of shareholders acting jointly or in concert) proposing to Own or Control five percent (5%) or more of the issued and outstanding shares of Columbia Care (or such other number as is determined by the Board from time to time) will be required to provide not less than 30 days’ advance written notice to Columbia Care by mail sent to Columbia Care’s head office to the attention of the Corporate Secretary and to obtain all necessary regulatory approvals. Upon any such shareholder(s) Owning or Controlling five percent (5%) or more of the issued and outstanding shares of Columbia Care (or such other number as is determined by the Board from time to time), and having not received the requisite approval of any applicable regulatory authority to own the Common Shares and/or Proportionate Voting Shares, as applicable, the Compliance Provisions provide: (i) that such shareholder(s) may, in the discretion of the Board, be prohibited from exercising any voting rights and/or receiving any dividends from Columbia Care, unless and until all requisite regulatory approvals are obtained; and (ii) Columbia Care with a right, but not the obligation, at its option, upon notice to the Unsuitable Person, to: (A) redeem any or all Common Shares and/or Proportionate Voting Shares, as applicable, directly or indirectly held by an Unsuitable Person; and/or (B) forcibly transfer any or all Common Shares and/or Proportionate Voting Shares, as applicable, directly or indirectly held by an Unsuitable Person to a third party. Such rights are required in order for Columbia Care to comply with regulations in various jurisdictions where Columbia Care or its subsidiaries conduct business or are expected to conduct business. The foregoing restrictions will not apply to the ownership, acquisition or disposition of Common Shares and/or Proportionate Voting Shares, as applicable, as a result of: (i) transfer of Common Shares and/or Proportionate Voting Shares, as applicable, occurring by operation of law including, inter alia, the transfer of Common Shares and/or Proportionate Voting Shares, as applicable, to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters who hold Common Shares and/or Proportionate Voting Shares, as applicable, for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with the foregoing restriction, or (iii) conversion, exchange or exercise of securities issued by Columbia Care or a subsidiary into or for Common Shares and/or Proportionate Voting Shares, as applicable, in accordance with their respective terms. If the Board reasonably believes that any such holder of the Common Shares may have failed to comply with the foregoing restrictions, Columbia Care may apply to the Supreme Court of British Columbia, or any other court of competent jurisdiction, for an order directing that such shareholder disclose the number of Common Shares and/or Proportionate Voting Shares, as applicable, directly or indirectly held.

Upon receipt by the holder of a notice to redeem or to transfer any or all of its Common Shares and/or Proportionate Voting Shares, the holder will be entitled to receive, as consideration therefor, no less than 95% of the lesser of: (i) the closing price of the Common Shares on the NEO (or the then principal exchange on which Columbia Care’s securities are listed or quoted for trading) on the trading day immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified date); and (ii) the five-day volume weighted average price of the Common Shares on the NEO (or the then principal exchange on which Columbia Care’s securities are listed or quoted for trading) for the five trading days immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified dates).

Notwithstanding the adoption of the proposed Compliance Provisions, Columbia Care may not be able to exercise such rights in full or at all, including its redemption rights. Under the BCBCA, a corporation may not make any payment to redeem shares if there are reasonable grounds for believing that the company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the company to be unable to pay its liabilities as they become due in the ordinary course of its business. Furthermore, Columbia Care may become subject to contractual restrictions on its ability to redeem its Common Shares and/or Proportionate Voting Shares, as applicable, by, for example, entering into a secured credit facility subject to such restrictions. In the event that restrictions prohibit Columbia Care from exercising its redemption rights in part or in full, Columbia Care will not be able to exercise its redemption rights absent a waiver of such restrictions, which Columbia Care may not be able to obtain on acceptable terms or at all.

Preferred Shares

The Preferred Shares may at any time and from time to time be issued in one or more series. Subject to the provisions of the BCBCA and the Articles, the Board may, by resolution, from time to time before the issue thereof determine the maximum number of shares of each series, create an identifying name for each series, attach special rights or restrictions to the Preferred Shares of each series including, without limitation, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms or conditions of redemption or purchase, any conversion rights, any retraction rights, any rights upon liquidation, dissolution or winding up and any sinking fund or other provisions, the whole to be subject to filing a Notice of Alteration to the Notice of Articles to create the series and altering the Articles to include the special rights or restrictions attached to the Preferred Shares of the series.

Preferred Shares of each series, if and when issued, will, with respect to the payment of dividends, rank pari passu with the Preferred Shares of every other series and be entitled to preference over the Common Shares, the Proportionate Voting Shares and any other shares of Columbia Care ranking junior to the Preferred Shares with respect to payment of dividends.

In the event of the liquidation, dissolution or winding up of Columbia Care, whether voluntary or involuntary, the holders of Preferred Shares will be entitled to preference with respect to distribution of the property or assets of Columbia Care over the Common Shares, the Proportionate Voting Shares and any other shares of Columbia Care ranking junior to the Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Preferred Shares.

Advance Notice Provisions

Columbia Care’s Articles includes certain advance notice provisions with respect to the election of its directors (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of director nominations to the Board and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide Columbia Care notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including an annual and special meeting), not fewer than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date (the “Notice Date”) of the annual meeting of shareholders is less than 50 days before the meeting date, not later than the close of business on the 15th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the Notice Date, provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described above, and the Notice Date in respect of the meeting is not fewer than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

Forum Selection

Columbia Care’s Articles includes a forum selection provision that provides that, unless Columbia Care consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate courts therefrom, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Columbia Care’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of Columbia Care’s directors, officers or other employees to Columbia Care; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the BCBCA or the Articles; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among Columbia Care, its Affiliates and their respective shareholders, directors and/or officers, but excluding claims related to Columbia Care’s business or the business carried on by such Affiliates. The forum selection provision also provides that Columbia Care’s securityholders are deemed to have consented to the personal jurisdiction of the courts in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. The forum selection could apply to claims brought under the United States federal securities laws.

CGGC Warrants

As of the date hereof, 5,394,945 warrants (the “CGGC Warrants”) issued pursuant to the warrant agency agreement (the “Warrant Agreement”) between CGGC and Odyssey Trust Company, as warrant agent, dated September 20, 2018 are outstanding. The CGGC Warrants were issued as part of the initial public offering of the Company. The CGGC Warrants are governed by the terms of the Warrant Agreement. Three CGGC Warrants are exercisable for one Common Share at an exercise price of $10.35.

Columbia Care Warrants

The chart below sets out the issued and outstanding common share purchase warrants (“Columbia Care Warrants”) of Columbia Care.

Expiration	Number of Shares Issued and Exercisable	Exercise Price (Canadian Dollars)
October 1, 2025	648,783	$8.12
April 26, 2024	5,394,945	10.35
May 14, 2023	1,998,788	2.95
May 14, 2023	1,723,250	3.10
May 14, 2023	300,000	4.53
May 14, 2023	1,897,000	5.84

	11,482,766

Options

As of June 1, 2022, Columbia Care had 27,692 outstanding common share purchase options (the “Options”), of which all are vested. All Options have an exercise price of $10.90. Each of the Options is exercisable at any time prior to its expiry. The Options expire on the earlier of (i) the second anniversary of issuance, or (ii) the consummation of a sale of Columbia Care, subject to a 12-month extension option in favor of Columbia Care.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert named in this registration statement as having prepared or certified any part hereof, nor any counsel for the registrant or Selling Securityholders named in this prospectus as having given an opinion upon the validity of the securities being registered hereunder or other legal matters in connection with the registration or offering of such securities, who was employed for such purpose on a contingent basis, or at the time of preparation, certification or opinion or at any time thereafter, through the state of effectiveness of the registration statement or that part of the registration statement to which such preparation, certification or opinion relates, had, or is to receive in connection hereunder, a substantial interest, direct or indirect, in the registrant or was connected with the registrant as a promoter, managing underwriter, voting trustee, director, officer or employee, other than as set forth in the Definitive Proxy Statement.

LEGAL MATTERS

The validity of the securities offered through this prospectus has been passed on by Stikeman Elliott LLP.

EXPERTS

The consolidated financial statements of Columbia Care as of and for the years ended December 31, 2021, 2020 and 2019, incorporated by reference in this prospectus, included in this prospectus have been audited by Davidson & Company LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in auditing and accounting.

The consolidated financial statements of Cresco Labs Inc. as of and for the years ended December 31, 2021 and 2020, incorporated by reference in this prospectus, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Columbia Care Inc.

680 Fifth Ave., 24th Floor

New York, New York 10019

Attn: Investor Relations

Our SEC filings are also available to the public at our website at https://col-care.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we are disclosing important information to you by referring you to other documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the document listed below, excluding any information in such document that is deemed by the rules of the SEC to be furnished not filed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 15, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 16, 2022; and

•	our Current Reports on Form 8-K, filed with the SEC on April 25, 2022 and May 11, 2022.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Columbia Care Inc., Attention: Investor Relations, 680 Fifth Ave., 24th Floor, New York, New York 10019, telephone (212) 271-0915.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee.

SEC registration fee	$3,390.26
Legal fees and expenses	$25,000
Accounting fees and expenses	$15,000
Miscellaneous expenses	$20,000
Total	$63,390.26

Item 14. Indemnification of Directors and Officers

The Company is subject to the provisions of Part 5, Division 5 of the BCBCA.

Under Section 160 of the BCBCA, we may, subject to Section 163 of the BCBCA:

(a)	indemnify an individual who:

(i)	is or was a director or officer of our company,

(ii)	is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of our company; or (B) at our request, or

(iii)	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our Articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our Articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of our company or an eligible party, the court may do one or more of the following:

(a) order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d) order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e) make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under Article 20.2 of our Articles, and subject to the BCBCA, we must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding to the fullest extent permitted by the BCBCA. Each of our directors and officers is deemed to have contracted with the Company on the terms of the indemnity contained in Article 20.2 of our Articles.

Under Article 20.4 of our Articles, and subject to any restrictions in the BCBCA, we may indemnify any person.

We have entered into indemnification agreements with each of our directors and executive officers. Under these indemnification agreements, each director and executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification and contribution for certain expenses to the fullest extent permitted by applicable law. We believe that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Pursuant to Article 20.5 of our Articles, the failure of a director or officer of the Company to comply with the BCBCA or our Articles does not invalidate any indemnity to which he or she is entitled under our Articles.

Under Article 20.6 of our Articles, we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (1) is or was a director, officer, employee or agent of the Company; (2) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (3) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (4) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her by reason of having been a director, officer, employee or agent or person who holds or held such equivalent position.

We have an insurance policy covering our directors and officers, within the limits and subject to the limitations of the policy, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

The following information represents securities sold by the Company within the past three years, which were not registered under the Securities Act. Included are new issues, securities issued in exchange for property, services or other securities, securities issued upon conversion from other Company share classes and new securities resulting from the modification of outstanding securities.

March 2020 Private Placement of Units

On March 31, 2020, the Company completed the first tranche of a non-brokered private placement (the “March 2020 Private Placement”) of units (the “March 2020 Private Placement Units”) for gross proceeds of US$14,250,000. Each March 2020 Private Placement Unit was comprised of: (i) US$1,000 principal amount of 9.875% senior secured first-lien notes (the “March 2020 Private Placement Notes”); and (ii) 113 common share purchase warrants of the Company (the “March 2020 Private Placement Warrants”). On April 23, 2020, the Company completed the second and final tranche of the March 2020 Private Placement for additional gross proceeds of US$1,000,000. In total, the gross proceeds under the March 2020 Private Placement totaled US$15,250,000. The March 2020 Private Placement Notes were governed by the terms of a trust indenture dated March 31, 2020 between the Company and Odyssey Trust Company, as trustee. The March 2020 Private Placement Warrants are governed by the terms of the March 2020 Warrant Indenture dated March 31, 2020 between the Company and Odyssey Trust Company, as warrant agent. The Company sold all of the March 2020 Private Placement Notes pursuant to the exemptions from registration provided by Rule 506(b) under Regulation

D promulgated under the Securities Act (“Rule 506(b)”) and Rule 903 of Regulation S promulgated under the Securities Act (“Rule 903”). For sales to U.S. persons, the Company relied on Rule 506(b) because (i) there were a limited number of purchasers, (ii) no sales were made by general solicitation or advertising and (iii) sales were made only to accredited investors. For sales outside of the United States, the Company relied on Rule 903 because the March 2020 Private Placement Units were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

May 2020 Private Placement

On May 14, 2020, the Company completed a concurrent brokered and non-brokered private placement (the “May 2020 Private Placement”) of units (the “May 2020 Private Placement Units”) for gross proceeds of US$19,115,000. Each May 2020 Private Placement Unit was comprised of: (i) US$1,000 principal amount of 13.00% senior secured first-lien notes (the “May 2020 Private Placement Notes”); and (ii) 120 common share purchase warrants (the “May 2020 Private Placement Warrants”) of the Company.

The May 2020 Private Placement Notes are governed by the terms of the May 2020 Trust Indenture dated May 14, 2020 between the Company and Odyssey Trust Company, as trustee. The May 2020 Private Placement Warrants are governed by the terms of the May 2020 Warrant Indenture dated May 14, 2020 between the Company and Odyssey Trust Company, as warrant agent.

The May 2020 Private Placement Units were issued pursuant to the terms of certain subscription agreements (the “May 2020 Private Placement Subscription Agreements”) entered into between the Company and the subscribers of the May 2020 Private Placement Units and pursuant to an agency agreement dated as of May 11, 2020, between the Company and Canaccord Genuity Corp., as agent for the May 2020 Private Placement.

As part of the May 2020 Private Placement, the March 2020 Private Placement Notes were cancelled and exchanged for an equivalent number of May 2020 Private Placement Notes. Subscribers of March 2020 Private Placement Units were issued an additional 8.55 May 2020 Private Placement Warrants for each March 2020 Private Placement Unit held by such subscribers.

The Company sold all of the May 2020 Private Placement Units pursuant to the exemptions from registration provided by Rule 506(b) and Rule 903. For sales to U.S. persons, the Company relied on Rule 506(b) because (i) there were a limited number of purchasers, (ii) no sales were made by general solicitation or advertising and (iii) sales were made only to accredited investors. For sales outside of the United States, the Company relied on Rule 903 because the May 2020 Private Placement Units were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

July 2020 Private Placement of Units

On July 2, 2020, the Company a brokered private placement (the “July 2020 Unit Private Placement”) of units (the “July 2020 Private Placement Units”) for gross proceeds of US$4,000,000. Each July 2020 Private Placement Unit was comprised of: (i) US$1,000 principal amount of May 2020 Private Placement Notes; and (ii) 75 common share purchase warrants (the “July 2020 Private Placement Warrants”) of the Company.

The July 2020 Private Placement Warrants are governed by the terms of a warrant indenture (the “July 2020 Warrant Indenture”) dated July 2, 2020 between the Company and Odyssey Trust Company, as warrant agent.

The Company sold all of the July 2020 Private Placement Units pursuant to the exemptions from registration provided by Rule 506(b) and Rule 903. For sales to U.S. persons, the Company relied on Rule 506(b) because (i) there were a limited number of purchasers, (ii) no sales were made by general solicitation or advertising and (iii) sales were made only to accredited investors. For sales outside of the United States, the Company relied on Rule 903 because the July 2020 Private Placement Units were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

October 2020 Private Placement of Units

On October 29, 2020, Columbia Care a brokered private placement of units (the “October 2020 Private Placement Units”) for gross proceeds of approximately US$20.4 million. Each October 2020 Private Placement Unit was comprised of: (i) US$1,000 principal amount of 13.00% senior secured first-lien notes (the “October 2020 Private Placement Notes”); and (ii) 60 common share purchase warrants of the Company (the “October 2020 Private Placement Warrants”).

The October 2020 Private Placement Notes are governed by the terms of the May 2020 Trust Indenture, as supplemented, between the Company and Odyssey Trust Company, as trustee. The October 2020 Private Placement Warrants are governed by the terms of a warrant indenture (the “October 2020 Warrant Indenture”) dated October 29, 2020, between the company and Odyssey Trust Company, as warrant agent.

The Company sold all of the October 2020 Private Placement Units pursuant to the exemptions from registration provided by Rule 506(b) and Rule 903. For sales to U.S. persons, the Company relied on Rule 506(b) because (i) there were a limited number of purchasers, (ii) no sales were made by general solicitation or advertising and (iii) sales were made only to accredited investors. For sales outside of the United States, the Company relied on Rule 903 because the October 2020 Private Placement Units were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

November 2020 Private Placement of Units

On November 10, 2020, Columbia Care completed a non-brokered private placement of October 2020 Private Placement Units for gross proceeds of approximately US$8.4 million. On November 27, 2020, Columbia Care completed a non-brokered private placement of October 2020 Private Placement Units for gross proceeds of approximately US$3,000,000 million.

On November 30, 2020, Columbia Care completed a non-brokered private placement of units (the “November 2020 Private Placement Units”) for gross proceeds of approximately US$200,000. Each November 2020 Private Placement Unit was comprised of: (i) US$1,000 principal amount of October 2020 Private Placement Notes; and (ii) 125 October 2020 Private Placement Warrants.

The Company sold all of the November 2020 Private Placement Units pursuant to the exemptions from registration provided by Rule 506(b) and Rule 903. For sales to U.S. persons, the Company relied on Rule 506(b) because (i) there were a limited number of purchasers, (ii) no sales were made by general solicitation or advertising and (iii) sales were made only to accredited investors. For sales outside of the United States, the Company relied on Rule 903 because the November 2020 Private Placement Units were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

January 2021 Offering of Common Shares

On January 13, 2021, Columbia Care completed a bought deal public offering of Common Shares (the “January 2021 Offering”) for gross proceeds of C$149,508,625, which included the exercise in full of the over-allotment option granted to the underwriters, before deducting the underwriters’ fees and estimated offering expenses. The January 2021 Offering was conducted in each of the provinces of Canada, other than Québec, pursuant to a prospectus supplement to the Company’s base shelf prospectus dated September 2, 2020 and elsewhere outside of Canada on a private placement basis. Canaccord Genuity Corp, ATB Capital Markets Inc. acted as co-lead underwriters, along with Beacon Securities Limited, Eight Capital, Echelon Wealth Partners Inc., Paradigm Capital Inc. and PI Financial Corp.

The Company sold all of the common shares in the January 2021 Offering pursuant to the exemption from registration provided by Rule 903. The Company relied on Rule 903 because the common shares were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

February 2021 Private Placement of Common Shares

On February 25, 2021, Columbia Care completed a bought deal private placement of Common Shares (the “February 2021 Offering”) for gross proceeds of C$28,980,000, which included the exercise in full of the over-allotment option granted to the underwriters, before deducting the underwriters’ fees and estimated offering expenses. The February 2021 Offering was conducted in certain provinces of Canada pursuant to applicable exemptions from the prospectus requirements of Canadian securities laws. The Common Shares were also sold in the United States and in certain jurisdictions outside of Canada and the United States, in each case in accordance with applicable laws. Canaccord Genuity Corp, acted as underwriter in the offering.

The Company sold all of the common shares in the February 2021 Offering pursuant to the exemption from registration provided by Rule 903 and Rule 144A of the Securities Act (“Rule 144A”). For sales to U.S. persons, the Company relied on Rule 144A because the common shares were offered and sold in the United States or to U.S. persons by the underwriter’s U.S. affiliates to “qualified institutional buyers” (as defined in Rule 144A). For sales outside of the United States, the Company relied on Rule 903 because the common shares were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

Convertible Debt

On June 29, 2021, Columbia Care closed a private placement offering issuing $74,500,000 aggregate principal amount of 6% convertible notes due 2025 (the “6% Convertible Notes”). Canaccord Genuity Corp. acted as sole bookrunner and co-lead agent for the offering, and ATB Capital Markets Inc. acted as co-lead agent for the offering. A.G.P./Alliance Global Partners acted as financial advisor. The 6% Convertible Notes are senior secured obligations of the Company and accrue interest payable semiannually in arrears and mature on June 29, 2025, unless earlier converted, redeemed or repurchased. The conversion rate will be 154 Common Shares per $1,000 principal amount of Notes (equivalent to a price of approximately US$6.49 per Common Share), subject to customary adjustments. The conversion price of the 6% Convertible Notes represents a premium of approximately 25% over the closing price of the Common Shares on the NEO on June 17, 2021. Columbia Care may redeem the 6% Convertible Notes at par, in whole or in part, on or after June 29, 2023, if the volume weighted average price of the Common Shares trading on the Canadian Stock Exchange or the NEO for 15 of the 30 trading days immediately preceding the day on which the Company exercises its redemption right, exceeds 120% of the conversion price of the 6% Convertible Notes. The 6% Convertible Notes were offered for sale on a private placement basis in certain provinces of Canada pursuant to applicable exemptions from the prospectus requirements of Canadian securities laws.

The Company sold all of the 6% Convertible Notes pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”) and Rule 903. For the sale to the U.S. persons, the Company relied on Section 4(a)(2) because (i) there was a limited number of purchasers, (ii) no sales were made by general solicitation or advertising and (iii) the sale was made only to an accredited investor. For sales outside of the United States, the Company relied on Rule 903 because the common shares were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

February 2022 Private Placement

On February 3, 2022, Columbia Care closed a private placement of $185,000,000 aggregate principal amount of 9.50% senior-secured first-lien notes due 2026 (the “2026 Notes”). Canaccord Genuity Corp. and ATB Capital Markets Inc. acted as agents for the offering. The 2026 Notes are senior secured obligations of the Company and were issued at 100% of face value. The 2026 Notes accrue interest payable semi-annually in arrears and mature on February 3, 2026, unless earlier redeemed or repurchased. The Company may redeem the 2026 Notes at par, in whole or in part, on or after February 3, 2024, as more particularly described in the fourth supplemental trust indenture governing the 2026 Notes. In connection with the offering of the 2026 Notes, the Company received binding commitments to exchange approximately $31,750,000 of the Company’s existing 13% senior secured notes due 2023, pursuant to private agreements in accordance with the trust indenture, for an equivalent amount of 2026 Notes plus accrued but unpaid interest and any negotiated premium thereon. As a result of the note exchanges, the Company received aggregate gross proceeds of $153,250,000 in cash pursuant to the offering of the 2026 Notes.

The Company sold all of the 2026 Notes pursuant to the exemptions from registration provided by Rule 506(b) and Rule 903. For sales to U.S. persons, the Company relied on Rule 506(b) because (i) there were a limited number of purchasers, (ii) no sales were made by general solicitation or advertising and (iii) sales were made only to accredited investors. For sales outside of the United States, the Company relied on Rule 903 because the 2026 Notes were offered and sold outside the United States in “offshore transactions” in accordance with Rule 903.

April 2022 VentureForth Issuance

In the interim financial statements and Management Discussion and Analysis of the Company, for the period ended September 30, 2021, and in the Company’s subsequent securities filings, the Company reported that, during the period ended September 30, 2021, the Company anticipatorily accrued $68,000,000 for potential share issuances and cash payments for purposes of acquisition and settlement of preexisting relationships, inclusive of prospective acquisition costs relating to third-party entities and other litigation costs. On April 18, 2022, in connection with the accrual, the Company issued the VentureForth Shares and, on April 18, 2022 and April 24, 2022 paid approximately $26,000,000 to acquire, by merger, VentureForth Holdings, LLC, which is the owner of VentureForth. VentureForth holds two licenses from ABRA, specifically, one license to cultivate and manufacture medical cannabis and one license to dispense medical cannabis. The merger was approved by ABRA. The Company previously had a management services agreement with VentureForth. In further connection with the accrual, the shares issued and amounts paid also amicably resolved, with no admissions of liability and in exchange for releases, certain direct, indirect, derivative and indemnification claims relating to a confidential arbitration to which VentureForth, a separate subsidiary of the Company and certain members of the Company’s management team were respondent parties. The Company does not consider the VentureForth acquisition and the resolved arbitration claims to be material.

The Company issued the VentureForth Shares pursuant to the exemption from registration provided by Rule 506(b), as amended, because (i) there were a limited number of holders, (ii) the issuances were not made by general solicitation or advertising and (iii) the issuances were made only to accredited investors.

Acquisitions

During the year ended December 31, 2019, Columbia Care issued 683,363 Common Shares in connection with acquisitions. During the year ended December 31, 2020, Columbia Care issued 55,975,602 Common Shares in connection with acquisitions. During the year ended December 31, 2021, Columbia Care issued 65,674,872 Common Shares in connection with acquisitions. As of June 1, 2022, Columbia Care issued 1,099,549 Common Shares in connection with acquisitions, excluding the VentureForth Shares.

The Company relied on Section 4(a)(2) of the Securities Act or Rule 506(b) as the Common Shares were sold to a limited number of accredited investors in connection with each acquisition.

Long Term Incentive Plan

During the year ended December 31, 2019, Columbia Care issued 224,499 restricted shares pursuant to its long-term incentive plan (the “LTIP”). During the year ended December 31, 2020, Columbia Care issued 1,852,064 restricted shares pursuant to its LTIP. In 2021, Columbia Care issued 3,097,511 restricted shares pursuant to its LTIP.

The Company relied on Rule 701 of the Securities Act to issue securities to its employees, consultants, officers and directors pursuant to the LTIP.

Item 16. Exhibits and Financial Statement Schedules

The exhibits listed on the Index to Exhibits of this Registration Statement are either filed with the Registration Statement or are incorporated by reference to other filings.

(a) Exhibits

The following documents are included as exhibits to this report.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Transaction Agreement dated November 21, 2018 between Canaccord Genuity Growth Corp. and Columbia Care Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

2.2	Agreement and Plan of Merger dated December 21, 2020 among Columbia Care Inc., Columbia Care LLC, Vici Acquisition LLC, Vici Acquisition II LLC, Green Leaf Medical, LLC and Shareholder Representative Services LLC (incorporated by reference to Exhibit 2.2 of the Registrant’s amended Registration Statement on Form 10, filed with the SEC on February 15, 2022)

2.3	Arrangement Agreement, dated March 23, 2022, between Cresco Labs Inc. and Columbia Care Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K, filed with the SEC on March 29, 2022)

3.1	Articles of Columbia Care Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.1	Warrant Agency Agreement dated September 20, 2018 between Canaccord Genuity Growth Corp. and Odyssey Trust Company (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.2	Warrant Agreement dated April 26, 2019 between Columbia Care Inc. and Canaccord Genuity Corp. (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.3	Trust Indenture made as of March 31, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.4	Warrant Indenture dated March 31, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.5	Trust Indenture made as of May 14, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.6	Warrant Indenture dated May 14, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.6 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.7	First Supplemental Indentures dated as of June 19, 2020 between Columbia Care Inc and Odyssey Trust Company (incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.8	Warrant Indenture dated July 2, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.8 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.9	Warrant Indenture dated October 29, 2020 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.9 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

4.10	Second Supplemental Indenture dated June 29, 2021 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.10 of the Registrant’s amended Registration Statement on Form 10, filed with the SEC on January 28, 2022)

4.11	Third Supplemental Indenture dated February 2, 2022 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.11 of the Registrant’s amended Registration Statement on Form 10, filed with the SEC on February 15, 2022)

4.12	Fourth Supplemental Indenture dated February 3, 2022 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.12 of the Registrant’s amended Registration Statement on Form 10, filed with the SEC on February 15, 2022)

4.13	Fifth Supplemental Indenture dated May 5, 2022 between Columbia Care Inc. and Odyssey Trust Company (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on May 11, 2022)

5.1+	Opinion of Stikeman Elliott LLP

10.1	Lease Agreement dated December 1, 2013 between Pagson, LLC and Patriot Care Corporation (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

10.2	Lease Agreement dated April 30, 2015 between Eastman Kodak Company and Columbia Care NY, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

10.3	Lease Agreement dated April 10, 2019 between MM Downtown Facility, LLC and PHC Facilities, Inc. (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

10.4	Lease Agreement dated December 23, 2019 between NLCP 156 Lincoln MA, LLC and Patriot Care Corp. (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

10.5	First Amendment to Lease dated December 2, 2020 between PHC Facilities, Inc. and MM Downtown Facility, LLC (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form 10, filed with the SEC on December 14, 2021)

10.6#	Employment Agreement dated April 26, 2019 between Columbia Care Inc. and Nicholas Vita (incorporated by reference to Exhibit 10.6 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022)

10.7#	Employment Agreement dated April 26, 2019 between Columbia Care Inc. and David J. Hart (incorporated by reference to Exhibit 10.7 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022)

10.8#	Employment Agreement dated April 26, 2019 between Columbia Care Inc. and Michael Abbott (incorporated by reference to Exhibit 10.8 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022)

10.9#	Amendment No. 1 dated January 1, 2022 to Employment Agreement between Columbia Care Inc. and David J. Hart (incorporated by reference to Exhibit 10.9 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022)

10.10#	Restricted Stock Unit Award Notice and Award Agreement dated April 26, 2019 between Columbia Care Inc. and Nicholas Vita (incorporated by reference to Exhibit 10.10 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022)

10.11#	Restricted Stock Unit Award Notice and Award Agreement dated April 26, 2019 between Columbia Care Inc. and David Hart (incorporated by reference to Exhibit 10.11 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022)

10.12#	Restricted Stock Unit Award Notice and Award Agreement dated April 26, 2019 between Columbia Care Inc. and Michael Abbott (incorporated by reference to Exhibit 10.12 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022)

10.13#	Columbia Care Inc. Amended and Restated Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit 10.13 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022)

10.14	Mortgage and Security Agreement dated December 28, 2021 between Columbia Care NY Realty LLC and East West Bank (incorporated by reference to Exhibit 10.14 of the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022)

10.15	Form of Voting Support Agreement (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed with the SEC on March 29, 2022)

10.16	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K, filed with the SEC on March 29, 2022)

21.1	Subsidiaries of Columbia Care Inc. (incorporated by reference to Exhibit 21.1 of the Registrant’s Form 10-K, filed with the SEC on March 31, 2022)

23.1+	Consent of Stikeman Elliott LLP (included in Exhibit 5.1)

23.2*	Consent of Davidson & Company LLP

23.3*	Consent of Marcum LLP

23.4*	Consent of Canaccord Genuity Corp.

23.5*	Consent of ATB Capital Markets Inc.

24.1+	Powers of Attorney (included in the signature page to this registration statement)

107+	Filing Fee Table

*	Filed herewith.
+	Previously Filed.
#	Management contract, compensatory plan or arrangement required to be filed pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of June 2022.

COLUMBIA CARE INC.

By:	/s/ Derek Watson
Derek Watson
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas Vita Nicholas Vita	Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2022

/s/ Derek Watson Derek Watson	Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2022

* Michael Abbott	Executive Chairman and Director	June 22, 2022

* Frank Savage	Director	June 22, 2022

* Jonathan P. May	Director	June 22, 2022

* Jeff Clarke	Director	June 22, 2022

* Alison Worthington	Director	June 22, 2022

* Julie Hill	Director	June 22, 2022

*By: /s/ Derek Watson
Name: Derek Watson
Title: Attorney-in-Fact